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TABLE OF CONTENTS Prospectus Supplement

PROSPECTUS SUPPLEMENT
to Prospectus dated November 8, 2013

        Filed Pursuant to Rule 424(b)(5)
Registration Nos. 333-170923
 333-191209

HUNGARY

US$2,000,000,000

5.750% Notes due 2023

        The US$2,000,000,000 5.750% Notes due 2023 (the "Notes") bear interest at the rate of 5.750% per year, accruing from November 22, 2013. Interest on the Notes is payable on May 22 and November 22 of each year, beginning on May 22, 2014. The Notes will mature on November 22, 2023. The Notes are not redeemable prior to maturity. The Notes will constitute direct, unconditional, unsecured and general obligations of Hungary ("Hungary" or "we"). The Notes will rank equally in right of payment with all other unsecured and unsubordinated obligations of Hungary. The full faith and credit of Hungary will be pledged for the due and punctual payment of all principal and interest on the Notes.

        The Notes contain "collective action clauses" that permit Hungary, with the consent of the holders of 75% of the principal amount of the Notes, to amend the terms of the Notes (including the principal amount, currency of payment, maturity and all other terms) or to exchange them for other securities.

        We are offering the Notes globally for sale in the United States and elsewhere where such offer and sale is permitted. This Prospectus Supplement comprises neither a prospectus for the purposes of Part VI of the Financial Services and Markets Act 2000 (as amended) (the "FSMA"), a base prospectus for the purposes of Article 5.4 of Directive 2003/71/EC, as amended (the "Prospectus Directive"), nor listing particulars given in compliance with the listing rules made under Part VI of the FSMA by the United Kingdom Financial Conduct Authority in its capacity as competent authority under the FSMA (the "FCA"). Application will be made to the FCA for the Notes to be admitted to the official list of the FCA (the "Official List") and to the London Stock Exchange plc (the "London Stock Exchange") for the Notes to be admitted to trading on the London Stock Exchange's Regulated Market in accordance with its rules.

        Investing in the Notes involves risks. See "Risk Factors" beginning on page S-10.

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        This Prospectus Supplement and the accompanying Prospectus do not comprise prospectuses for the purposes of Directive 2003/71/EC, as amended (the "Prospectus Directive"). Hungary is exempt from the obligation to comply with the Prospectus Directive as it is a sovereign member state of the European Union.

	Per Note	Total
Public Offering Price(1)	98.657%	US$	1,973,140,000
Underwriting Discount	0.175%	US$	3,500,000
Proceeds, before expenses, to Hungary	98.482%	US$	1,969,640,000

(1)
Interest on the Notes will accrue from November 22, 2013 to the delivery date.

        The underwriters expect to deliver the Notes to purchasers on or about November 22, 2013, only in book-entry form through the facilities of The Depository Trust Company ("DTC") and its direct and indirect participants, including, Euroclear Bank S.A./N.V. ("Euroclear") and/or Clearstream Banking, S.A. ("Clearstream").

Joint Book-Running Managers

BNP PARIBAS	Citigroup	Deutsche Bank Securities	Goldman Sachs International

The date of this Prospectus Supplement is November 18, 2013.

Prospectus Supplement

Prospectus

INTRODUCTION

        This Prospectus Supplement supplements the accompanying Prospectus relating to the debt securities of Hungary. You should read this Prospectus Supplement along with the accompanying Prospectus. Both documents contain information you should consider when making your investment decision. Certain other documents are incorporated by reference into this Prospectus Supplement and the accompanying Prospectus. If the information in this Prospectus Supplement differs from the information contained in the accompanying Prospectus or any document that is incorporated by reference, you should rely on the information in this Prospectus Supplement.

        Official economic data in this Prospectus Supplement, the accompanying Prospectus and any documents incorporated by reference may not be directly comparable with data produced by other sources. Although a range of government ministries, including the Ministry for National Economy, Magyar Nemzeti Bank (the "National Bank of Hungary" or "NBH") and the Central Statistical Office, produce statistics on Hungary and its economy, there can be no assurance that these statistics are comparable with those compiled by other bodies, or in other countries, which may use different methodologies. Prospective investors in the Notes should be aware that figures relating to Hungary's Gross Domestic Product ("GDP") and many other aggregate figures cited in this Prospectus Supplement, the accompanying Prospectus and documents incorporated by reference have been prepared in accordance with European Union standards and may differ from figures prepared by international bodies, such as the International Monetary Fund, which use a different methodology. The existence of an unofficial or unobserved economy may affect the accuracy and reliability of statistical information. Prospective investors should be aware that none of the statistical information in this Prospectus Supplement, the accompanying Prospectus and documents incorporated by reference has been independently verified.

        No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus Supplement and the accompanying Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by Hungary or the underwriters. This Prospectus Supplement and the accompanying Prospectus do not constitute an offer to buy or a solicitation of an offer to sell any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus Supplement and the accompanying Prospectus nor any exchange, purchase or sale made hereunder shall, under any circumstances, create any implication that the information in this Prospectus Supplement and the accompanying Prospectus is correct as of any time subsequent to the date hereof or that there has been no change in the affairs of Hungary since such date.

        Hungary accepts responsibility for the information it has provided in this Prospectus Supplement and the accompanying Prospectus and, after having taken all reasonable care and to the best of its knowledge, confirms that:

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  the information contained in this Prospectus Supplement and the accompanying Prospectus is true and correct in all material respects and is not misleading, and

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  it has not omitted other facts the omission of which makes this Prospectus Supplement and the accompanying Prospectus as a whole misleading.

        The Notes are debt securities of Hungary, which are being offered globally for sale in the United States and elsewhere where such offer and sale is permitted. Offers and sales of the Notes in the United States are being made pursuant to registration statements on Schedule B that we filed with the U.S. Securities and Exchange Commission (the "Commission") under the U.S. Securities Act of 1933, as amended. This Prospectus Supplement and the accompanying Prospectus are part of the registration statements. The accompanying Prospectus provides you with a general description of the securities that

S-i

Hungary may offer, and this Prospectus Supplement contains specific information about the terms of the Notes. This document also adds, updates or changes information provided or incorporated by reference in the accompanying Prospectus. Consequently, before you decide to participate in the offering, you should read this Prospectus Supplement together with the accompanying Prospectus as well as the documents incorporated by reference in this Prospectus Supplement and the accompanying Prospectus.

        A decision to participate or not participate in the offering will involve certain risks. It is important that you read "Risk Factors" beginning on page S-10 of this Prospectus Supplement.

        None of this Prospectus Supplement, the accompanying Prospectus nor any document incorporated herein or therein by reference is intended to provide the basis of any credit or other evaluation and should not be considered as a recommendation by any of Hungary or the underwriters that any recipient of this Prospectus Supplement, the accompanying Prospectus or any document incorporated by reference should purchase Notes.

        You must comply with all laws that apply to you in any place in which you possess this Prospectus Supplement and the accompanying Prospectus. You must also obtain any consents or approvals that you need in order to purchase Notes. Neither Hungary nor the underwriters are responsible for your compliance with these legal requirements. It is important that you read "Underwriting—Notice to Investors" beginning on page S-36 of this Prospectus Supplement.

        Hungary has prepared this Prospectus Supplement and the accompanying Prospectus and is responsible for their contents. You are responsible for making your own examination of Hungary and your own assessment of the merits and risks of purchasing Notes pursuant to the offering. By purchasing Notes, you will be deemed to have acknowledged that:

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  you have reviewed the offering;

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  you have had an opportunity to request and review any additional information that you may need; and

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  the underwriters are not responsible for, and are not making any representation to you concerning, the accuracy or completeness of the offering.

        Data and descriptions in this Prospectus Supplement relating to legal, business, tax or other issues are for informational purposes only and thus Hungary and the underwriters are not providing you with any legal, business, tax or other advice in the offering. You should consult with your own advisers as needed to assist you in making your investment decision and to advise you whether you are legally permitted to purchase Notes. We cannot guarantee that the application to the FCA and the London Stock Exchange for the admission to listing and trading of the Notes, respectively, will be approved, and settlement of the Notes is not conditioned on obtaining this admission to listing and trading.

        As used in this Prospectus Supplement, "business day" means any day other than a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies are authorized or obligated by law to close in New York City or London.

        In this Prospectus Supplement, all amounts are expressed in Hungarian forints ("HUF"), Euros ("€" or "Euro"), Special Drawing Rights ("SDR") or U.S. dollars ("USD," "US$," "$"), except as otherwise specified.

        Hungary is a foreign sovereign government. Consequently, it may be difficult for investors to obtain or realize upon judgments of courts in the United States against Hungary. Hungary will irrevocably submit to the jurisdiction of the Federal and State courts in The City of New York, and will irrevocably waive immunity from the jurisdiction (including sovereign immunity but not any immunity from execution or attachment or process in the nature thereof) of such courts and any objection to

S-ii

venue, in connection with any action arising out of or based upon the Notes brought by any holder of Notes. In the event investors attempt to enforce a judgment against Hungary by attempting to attach assets located outside Hungary, such assets may be immune from attachment notwithstanding Hungary's waiver of sovereign immunity. Furthermore, Hungary will not agree to waive its right to sovereign immunity under the U.S. Foreign Sovereign Immunities Act of 1976 (the "Immunities Act") with regard to actions brought against it under United States federal securities laws or any state securities laws, or against present or future "premises of the mission" as defined in the Vienna Convention on Diplomatic Relations signed in 1961, "consular premises" as defined in the Vienna Convention on Consular Relations signed in 1963, any other property or assets used solely or mainly for official state purposes in Hungary or elsewhere and/or military property or military assets or property or assets of Hungary related thereto, and any non-transferable national assets and national assets with priority importance as defined in or in accordance with applicable Hungarian laws. In the absence of a waiver of immunity by Hungary with respect to such actions, it would not be possible to obtain a U.S. judgment in such an action against Hungary unless a court were to determine that Hungary is not entitled under the Immunities Act to sovereign immunity with respect to such action. See also "Enforcement of Judgments" and "Description of the Debt Securities—Governing Law" in the accompanying Prospectus.

        In connection with the issue of the Notes, in accordance with Regulation M under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the underwriters or any person acting for the underwriters may over-allot or effect transactions with a view to supporting the market price of the Notes at a level higher than that which might otherwise prevail. However, there is no assurance that the underwriters (or any person acting on behalf of the underwriters) will undertake such stabilizing action. Any stabilizing action may begin on or after the date on which adequate public disclosure of the terms of the offer of the Notes is made and, if begun, may be ended at any time, but it must end at no later than the earlier of 30 days after the issue of the Notes and 60 days after the date of allotment of the Notes. Any stabilization action or over-allotment shall be conducted in accordance with all applicable laws and rules.

        The distribution of this Prospectus Supplement and the accompanying Prospectus and the offering of the Notes in certain jurisdictions is restricted by law. Persons who acquire this Prospectus Supplement and the accompanying Prospectus are required by Hungary and the underwriters to inform themselves about, and to observe, any such restrictions. See "Underwriting—Notice to Investors" in this Prospectus Supplement.

S-iii

 FORWARD-LOOKING STATEMENTS

        This Prospectus Supplement and the accompanying Prospectus and the documents incorporated by reference in this Prospectus Supplement and the accompanying Prospectus include or may include forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1933, as amended. All statements other than statements of historical facts included in this Prospectus Supplement, the accompanying Prospectus and any document incorporated by reference in this Prospectus Supplement and the accompanying Prospectus regarding (among other things) Hungary's economy, fiscal condition, politics, debt or prospects, may constitute forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "estimate," "anticipate," "believe," "continue," "could," "should," "would" or similar terminology. Such statements include, but are not limited to, statements in this Prospectus Supplement, the accompanying Prospectus and documents incorporated by reference which refer to:

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  expected budget amounts for any future fiscal year of Hungary;

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  estimated future budget results;

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  estimated future macroeconomic indicators;

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  expected expenditure cuts for 2013 and 2014;

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  the 2014 financing plan;

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  future privatizations and revenue from them;

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  future development of the current account, inflation and exchange rates;

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  future GDP growth or contraction, as applicable;

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  the financial sector;

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  future development and sustainability of health care and pension systems;

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  foreign direct investment ("FDI") in 2014 and 2015;

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  the Convergence Programme, future participation of Hungary in the European exchange rate mechanics (ERM II), and the future introduction of the Euro as the official Hungarian currency;

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  the Structural Reform Plan;

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  deficit reduction plans;

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  any future IMF or World Bank stand-by or other credit facility;

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  any economic or financing plans, revenue, reverse exchange rates, inflation or other economic or macroeconomic data since the most recent applicable period set out herein; and

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  expected future payments on public debt.

        By their nature, forward-looking statements involve risk and uncertainty, and other factors described in the context of such forward-looking statements could cause actual results and developments to differ materially from those expressed in or implied by such forward-looking statements. Although Hungary believes that expectations reflected in its forward-looking statements are reasonable at this time, there can be no assurance that such expectations will prove to have been correct.

S-iv

 DOCUMENTS INCORPORATED BY REFERENCE

        Hungary files Annual Reports on Form 18-K with the Commission on a voluntary basis. Hungary's Annual Report on Form 18-K for the fiscal year ended December 31, 2012, as amended by an amendment filed with the Commission on October 25, 2013 on Form 18-K/A and as further amended from time to time (the "Annual Report"), is hereby incorporated by reference into this Prospectus Supplement. Any statement or financial data in the Annual Report will be deemed to be modified or superseded for purposes of this Prospectus Supplement to the extent that a statement or financial data contained in this Prospectus Supplement modifies or supersedes such statement or financial data in the Annual Report. Any amendments to the Form 18-K on Form 18-K/A (including all exhibits) filed with the Commission by Hungary on or subsequent to the date of this Prospectus Supplement and prior to the termination of this offering will be deemed to be incorporated by reference into this Prospectus Supplement and to be a part of this Prospectus Supplement from the date of the filing of such amendment.

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SUMMARY

        This summary should be read as an introduction to this Prospectus Supplement and the accompanying Prospectus. Any decision to invest in the Notes by an investor should be based on consideration of this Prospectus Supplement and the accompanying Prospectus as a whole.

The Issuer

Overview

        Hungary lies in Central Europe and covers an area of approximately 93,000 square kilometers. Hungary is bordered by seven countries: Slovakia and Ukraine to the north, Romania to the east, Serbia and Croatia to the south, and Slovenia and Austria to the west. The Danube River crosses Hungary, connecting the country with ports on the Black Sea. Hungary has historically been a nexus of social and cultural life and a trade link between Eastern and Western Europe. Hungary's capital is Budapest.

        Currently, the population of Hungary is approximately 9.9 million. Approximately 69% of the population lives in urban areas and approximately 1.7 million live in Budapest, which is the political, administrative, cultural and commercial center of Hungary. While approximately 84% of the population is Magyar, there are minorities of Armenian, Bulgarian, Croat, Greek, German, Polish, Roma, Romanian, Ruthenian, Serb, Slovak, Slovenian and Ukrainian ethnicity.

Government

        Hungary is a republic with a representative form of government. In 1989, the previous Constitution was adopted, instituting a multi-party democratic government, making Hungary one of the first formerly communist countries in Central and Eastern Europe to undertake democratic reform. On April 18, 2011, Parliament adopted the Fundamental Law of Hungary as the new constitution of Hungary, which was promulgated on April 25, 2011 and went into effect on January 1, 2012 (the "Fundamental Law"). Until December 31, 2011, the country was known as "The Republic of Hungary." Pursuant to the Fundamental Law, the country changed its name and is now known as "Hungary."

 SELECTED MACROECONOMIC STATISTICS

        The following table sets out certain macroeconomic statistics regarding Hungary for the periods indicated:

	For the year ended December 31,
						First quarter of 2013(1)		Second quarter of 2013(1)
	2008	2009	2010	2011	2012(1)
Economic Data(2)
Nominal GDP (HUF billions)	26,543.3	25,626.5	26,513.0	27,635.4	28,048.1	6,470.7		7,267.0
Real GDP (growth in %)(9)	0.9	(6.8)	1.1	1.6	(1.7)	(0.9)		0.5
Real exports (growth in %)	5.7	(10.2)	14.2	6.3	2.0	1.1		3.0
Real imports (growth in %)	5.5	(14.8)	12.7	5.0	0.1	0.4		4.7
Rate of unemployment (as of the period end (%))	8.0	10.5	10.8	10.7	10.7	11.8		10.3
Consumer prices (growth in %)	6.1	4.2	4.9	3.9	5.7	2.9	(5)	2.3	(8)
Producer prices (growth in %)	5.0	4.9	4.5	4.2	4.3	0.7	(5)	0.3	(8)
State Budget; Public and External Debt(3)
State budget surplus/(deficit) (HUF billions)	(918.4)	(528.7)	(1,128.5)	(1,600.7)	(510.0)	(493.6	)(4)	(228.1	)(4)
as a % of GDP	(3.5)	(2.1)	(4.3)	(5.8)	(1.8)	n/a		n/a
Total revenues (HUF billions)	12,548.1	12,911.0	12,410.5	12,937.0	13,479.5	3,463.7	(4)	3,786.1	(4)
as a % of GDP	47.3	50.4	46.8	46.8	48.1	n/a		n/a
Public debt (HUF billions), unconsolidated	18,103.9	18,964.9	20,041.0	20,955.5	20,720.1	21,692.4		22,238.4
as a % of GDP	68.2	74.0	75.6	75.8	73.9	n/a		n/a
External public debt (HUF billions)	6,774.8	8,468.5	8,842.8	10,170.4	8,326.6	8,967.8		9,040.1
as a % of GDP	25.5	33.0	33.4	36.8	29.7	n/a		n/a
Balance of Payments Data(6)
Current account (EUR billions)	(7.8)	(0.2)	0.2	0.4	1.0	0.7		0.6
as a % of GDP	(7.3)	(0.2)	0.2	0.4	1.0	n/a		n/a
Exports (EUR billions)(7)	85.9	70.7	81.5	90.3	91.5	22.6		23.5
Imports (EUR billions)(7)	85.6	66.3	76.2	84.0	84.6	20.7		21.5
NBH's foreign exchange reserves (EUR billions)(10)	24.0	30.7	33.7	37.8	33.9	35.5		34.3

Sources: Hungarian Central Statistical Office, NBH, Ministry for National Economy

Notes:

(1)
Preliminary data.

(2)
Derived from data published by the CSO.

(3)
Derived from the government budget as published by the Ministry for National Economy, according to the GFS methodology.

(4)
Non-consolidated data excluding local governments.

(5)
Average data for the first three months of the year.

(6)
Derived from data published by the NBH.

(7)
Including goods and services.

(8)
Average data for the first six months of the year.

(9)
Data not adjusted for calendar-day effect.

(10)
As of the end of the period indicated.

Recent Political Developments

        On January 1, 2012, the Act on Economic Stability of Hungary went into effect. The Act contains government debt reduction rules and detailed regulation of central government debt limits, central government debt, the legal status of the Government Debt Management Agency, and the organizational and procedural order of the Budgetary Council. On September 23, 2013, Parliament adopted an Amendment to this Act, which, in certain circumstances, entitles the Government to use additional revenue-raising measures including taxes if the annual central budget proves insufficient.

        On January 1, 2012, the Act on Public Finance went into effect, which divides the Hungarian public finance system into two subsystems: the subsystem of central government and the subsystem of municipalities. The social security funds and the separated state funds became part of the central government budget.

        On January 1, 2012, the Act on National Assets went into effect, which provides for the protection of certain assets owned by the state or local governments or their public or private organizations. The Act determines the scope and rules of management of national assets, and limitations related to selling, lending and utilization of national assets, in order to ensure such assets serve the public interest.

        On July 1, 2012, the New Labor Code of Hungary went into effect, which contains the fundamental regulation of employment and provides a more flexible legal relationship between employers and employees.

        On November 6, 2012, the European Court of Justice, in a judgment based upon an action of the European Commission, declared that a national scheme requiring the compulsory retirement of judges, prosecutors and notaries upon reaching the age of 62 gave rise to a difference in treatment on grounds of age which was not appropriate or necessary and caused Hungary to fail to fulfill its obligations of establishing a general framework for equal treatment in employment and occupation.

        On November 9, 2012, Parliament amended the Transitional Provisions of the Fundamental Law in accordance with the Bill on Election Procedure to add a constitutional provision requiring prior registration on-line or in person as a precondition to the right to vote and to incorporate the compulsory retirement age of judges and prosecutors. The President of Hungary refused to sign the amendment to the Transitional Provisions and submitted several provisions for preliminary review before the Constitutional Court. On December 28, 2012, the Constitutional Court declared that Parliament had exceeded its legislative authority when it enacted these provisions. On January 4, 2013, the Constitutional Court—based on the petition of the President of Hungary—declared that certain provisions of the Bill on Election Procedure were contrary to the Fundamental Law of Hungary.

        In order to comply with the ruling of the Constitutional Court and with the decision of the Court of Justice of the European Union, the Hungarian Government submitted a Bill on amendments to the compulsory retirement age of judges on December 21, 2012, which was adopted by Parliament on March 11, 2013, pursuant to which, the mandatory retirement age shall be reduced gradually to 65 years old by December 31, 2022 for all public legal professionals.

        On February 8, 2013, all the members of the governing party signed and submitted a Bill on the fourth amendment to the Fundamental Law ("Fourth Amendment") to Parliament as a reaction to several decisions of the Constitutional Court, and the Fourth Amendment was adopted by Parliament on March 11, 2013. The Fourth Amendment is intended, inter alia, to implement several provisions of the Transitional Provisions of the Fundamental Law that were annulled by the Constitutional Court, such as the competence of Parliament to recognize religious groups as churches. It also introduces new limitations on political advertising and eliminates certain of the previous limitations. The Fourth Amendment does not include the pre-registration requirement regarding parliamentary elections, in compliance with the previous decision of the Constitutional Court. On June 10, 2013, the Government submitted a Bill on the Fifth Amendment to the Fundamental Law to Parliament and on

September 16, 2013, Parliament adopted the Fifth Amendment to the Fundamental Law, which, amongst other things, eliminated certain limitations on political advertising introduced by the Fourth Amendment.

        In accordance with the Fourth Amendment, decisions of the Constitutional Court that predate the date that the Fundamental Law went into effect shall become annulled; however, the legal consequences of such decisions are not affected. Furthermore, the Fourth Amendment would only allow the Constitutional Court to review the constitutionality of provisions of law brought before it and other provisions having a close and substantial connection with such provisions of law as were brought before it.

        On April 8, 2013, Parliament adopted an Act on election procedure that eliminated the controversial rules of pre-registration from August 1, 2013 in accordance with the decision of the Constitutional Court. The new Act also eliminates limitations on political advertising such as mandatory campaign silence and the prohibition of the publication of poll numbers on and before the election day.

        On April 12, 2013, Mr. Jose Manuel Barroso, President of the European Commission, sent a letter to Mr. Viktor Orbán, Prime Minister of Hungary, regarding the European Commission's serious concerns about the compatibility of the Fourth Amendment with EU legislation and with the principle of the rule of law. Once the European Commission finalizes its legal analysis, the European Commission will start infringement procedures, if applicable.

        On July 5, 2013, Parliament adopted an Act on the amendment of certain laws in connection with the Fourth Amendment of the Fundamental Law that (i) modifies the authority of the Constitutional Court and implements new control functions such as the preliminary and subsequent control of the Fundamental Law or any amendments thereto and (ii) provides for the preliminary constitutional review of normative decrees in order to ensure constitutional review in the case of the operating rules of Parliament irrespective of its legal source.

        On January 1, 2012, the new Act on the National Bank of Hungary went into effect, which raised the number of Monetary Council members to a minimum of five and a maximum of nine, and set the number of Deputy Governors of the NBH at a minimum of two and a maximum of three. Following a proposal by the Prime Minister, Deputy Governors are appointed by the President. On June 7, 2013, the Government submitted a Bill on the new Act on the National Bank of Hungary, which aims to merge the central bank function and the financial supervisory function under the National Bank of Hungary, to eliminate the Hungarian Financial Supervisory Authority ("HFSA"). On July 26, 2013, the European Central Bank ("ECB") provided an opinion expressing concern with certain aspects of the merger including, amongst other things, central bank independence, transitional timeframes and the transition of roles and duties, and compatibility with European Union treaties. On October 1, 2013, the merger of the HFSA and the National Bank of Hungary went into effect, and, in accordance with the Act, the Financial Stability Committee has now been set up. On September 16, 2013, Parliament adopted the Fifth Amendment to the Fundamental Law, which provides, inter alia, for a constitutional basis for the merger. Subsequently, the ECB provided an opinion dated October 7, 2013, reiterating some of the concerns mentioned in its opinion dated July 26, 2013.

        On March 11, 2013, the European Commission brought an action against Hungary before the European Court of Justice, arguing that the national regulation of Hungary does not comply with an EU Directive regarding excise duties for alcohol. The relevant EU Directive provides that the allowance provided in the national regulation of EU Members shall not be more than 50% of the normal rate of the excise duty.

        On July 16, 2013, Tibor Navracsics, Minister of Public Administration and Justice, announced that the Government intends to settle the position of debtors indebted in foreign currencies. Subsequently, Mihály Varga, Minister for National Economy, announced that the Government intends to settle the position of mortgage loans taken for the purpose of home purchases. Subsequently, on July 24, 2013, the Government declared that foreign currency-denominated mortgage loans for the purpose of home purchases should be phased out of the Hungarian loan market and that the Government would start related negotiations with the Hungarian Banking Association.

        On September 6, 2013, the Government submitted an amendment to the Budget Act for 2013, which will increase the general government deficit according to GFS methodology by HUF171.0 billion for 2013. The following table sets forth the additional expenditures included in such amendment.

(in HUF billions)

Purchase of E.ON assets(1)	71.0
Funding of cooperative credit institutions	100.0
Raising of EU funds contributions	20.0
Increase of wages in the public education sector	32.5
Non-state public education	5.0
Human services	4.6
Higher education	11.0
Costs connected to E-toll system	10.9
Total additional expenditures	255.0
Decrease of reserves	84.0
Additional deficit	171.0

Source: MNE

Note:

(1)
Purchase of shares of two companies involved in natural gas trade and storage: E.ON Földgáz Trade Földgázkereskedö Zrt. és az E.ON Földgáz Storage Földgáztároló Zrt.

        On October 25, 2013, a Bill to reduce the financial burden on the public that amends the Act on Financial Services was submitted to Parliament. According to the Bill, cash withdrawals from ATMs may be free of charge up to twice a month, up to a total of HUF150,000, from February 1, 2014. The Act was adopted by Parliament on November 11, 2013.

        On November 4, 2013, the Government announced the takeover of remaining local government debt in the amount of approximately HUF420 billion. As a result, the Hungarian State will assume all remaining local government debt by February 28, 2014. In exchange, the government expects the municipalities to create an economic development plan for their local community.

        On November 5, 2013, Parliament adopted the Act on amendments to certain acts to support borrowers with mortgage loans denominated in foreign currency. Prior to the amendment, borrowers who were delinquent on payments by more than 90 days, or whose debt exceeded HUF20 million, were not eligible to participate in the support scheme. Pursuant to the Amendment Act, the fixed-rate repayment schedule available under the scheme will be available for mortgage debtors indebted in foreign currency who are delinquent on payments by 90 days or more but less than 180 days. Furthermore, the Amendment Act eliminated the requirement that the amount of foreign currency denominated mortgage debt be less than HUF20 million in order to be eligible for the support scheme. The Amendment Act extended the current eviction moratorium until April 30, 2014.

Recent Economic Performance

        In 2012, GDP decreased by 1.7% according to data not adjusted for calendar-day effect. Value added by the agricultural industry dropped significantly as a result of unfavorable weather conditions, with the sector falling by 18.9%. As external demand weakened, value added by the manufacturing sector diminished by 0.4%. Construction contracted by 6.3% as home construction continued to struggle due to continuing tightened credit constraints. The unemployment rate and consumer sentiment did not improve, and, as a result, domestic demand was weak.

        Domestic use diminished by 3.5% in 2012. Consumption decreased by 1.5%. Gross fixed capital formation contracted by 3.7% as a result of still unfavorable investor sentiment. Gross capital formation fell by 11.2%, partly as a result of significant decrease in inventories. Net exports slowed down the 3.5% contraction of domestic use to a 1.7% decline of GDP. Exports grew by 1.7%. The dynamics of imports lagged behind that of exports due to weak investment sentiment and stagnating consumption, as import demand from investment and consumption still faltered. Imports decreased slightly by 0.1%.

        In the first half of 2013, GDP decreased by 0.2% according to data not adjusted for calendar-day effect. Value added by the agricultural industry grew significantly as a result of favorable weather conditions compared to the previous year, with the sector increasing by 12.9%. As external demand was weaker, value added by the industry sector (i.e., manufacturing, mining and quarrying and electricity) decreased by 1.6%. Construction increased by 5.1%, partly as a result of infrastructure projects. The value added by the service sector decreased by 0.3%. The unemployment rate and consumer sentiment did not improve significantly, and, as a result, domestic demand is weak.

        Domestic use increased by 0.1% in the first half of 2013. Consumption contracted by 0.4%. Gross fixed capital formation grew only by 0.1%, as a result of still unfavorable investor sentiment. Gross capital formation increased by 2.5%. Net exports turned the growth of domestic use of 0.1% into a 0.2% fall of total GDP. Exports grew by 2.1%, mainly as a result of the slightly improving state of the economy in Western Europe. Imports increased at a higher pace of 2.6% due to growing investments.

2014 Budget

        On September 30, 2013 Mr. Mihály Varga, the Minister for National Economy, submitted the Bill on the annual central budget of Hungary for the year 2014 to Parliament. According to the proposal, the planned general government deficit according to GFS methodology (including local governments) will be HUF954.8 billion in 2014 equaling 3.1% of projected GDP. According to the proposal the planned general government deficit according to ESA methodology (including local governments) will be HUF887.4 billion in 2014 equaling 2.9% of projected GDP.

        The Budget Bill is a preliminary budget bill. This preliminary bill contains numbers that are subject to review and revision by members of Parliament. Members of Parliament engage in extensive committee and plenary debates of the budget bill and make amendments to it before passing the budget for the next year. Because of this process, a preliminary budget bill will give only an initial sense of a budget and is not binding on the Government or Parliament.

THE NOTES AND THE OFFERING

        The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this Prospectus Supplement and the accompanying Prospectus.

Issuer:	Hungary
Securities Offered:	US$2,000,000,000 5.750% Notes due 2023.
Maturity Date:	November 22, 2023.
Issue Price of the Notes:	98.657% of the principal amount of the Notes, plus accrued interest, totaling US$1,973,140,000, or US$1,973.14 per US$2,000 principal amount of Notes, from November 22, 2013.
Issue Date:	The Notes are expected to be issued on or about November 22, 2013.
Interest Rate:	5.750% per annum.
Calculations:	Interest payable on a particular interest payment date will be calculated on the basis of a 360-day year consisting of twelve 30-day months.
Interest Payment Dates:	May 22 and November 22 of each year, commencing May 22, 2014.
Redemption:	The Notes are not subject to redemption prior to maturity. At maturity, the Notes will be redeemed at par.
Ranking:
The Notes constitute direct, unconditional, general and unsecured obligations of Hungary and will rank at least equally, without any preference among themselves, in right of payment with all present and future unsecured and unsubordinated general obligations of Hungary on or after the date the Notes are issued, except for such obligations as may be preferred by mandatory provisions of applicable law. The full faith and credit of Hungary will be pledged for the due and punctual payment of all principal and interest on the Notes.
Markets:	The Notes are offered for sale in those jurisdictions where it is legal to make such offers. See "Underwriting—Notice to Investors."
Listing and Admission to Trading:	Application will be made to the FCA for the Notes to be admitted to the Official List and to the London Stock Exchange for the Notes to be admitted to trading on its Regulated Market.
Risk Factors:	Risks Relating to the Notes
• The trading market for the Notes may be volatile and may be adversely impacted by many factors.
• There may be no active trading market for the Notes.

•

Certain economic risks are inherent in any investment denominated in a currency other than the currency of the country in which the purchaser is resident or the currency in which the purchaser conducts its business or activities.

• The Notes may not be a suitable investment for all investors.
• The Notes are unsecured.
• The Notes will contain provisions that permit Hungary to amend the payment terms without the consent of all holders.
• Legal investment considerations may restrict certain investments.
Risks Relating to Hungary
• Hungary is a foreign sovereign state and accordingly it may be difficult for you to obtain or enforce judgments against it in U.S. courts.
• Hungary's economy and economic growth are vulnerable to adverse external factors, including future economic difficulties of its major trading partners.
• There can be no assurance that Hungary's credit rating will not change.
Form:
The Notes will be book-entry securities in fully registered form, without coupons, registered in the name of Cede & Co., as nominee of DTC, in minimum denominations of US$2,000 and integral multiples thereof.
Clearance and Settlement:
Beneficial interests in the Notes will be shown on, and transfer thereof will be effected only through, records maintained by DTC and its participants, unless certain contingencies occur, in which case the Notes will be issued in definitive form. Investors may elect to hold interests in the Notes through DTC or indirectly through organizations that are participants in such systems, including Euroclear or Clearstream. See "Description of Notes—Global Clearance and Settlement."
Paying Agent:	Citibank, N.A., London Branch
Payment of Principal and Interest:
Principal and interest on the Notes will be payable in U.S. dollars or other legal tender of the United States of America. As long as the Notes are in the form of a book-entry security, payments of principal and interest to investors shall be made through the facilities of the DTC. See "Description of the Notes—Payments" and "—Global Clearance and Settlement."
Fiscal Agency Agreement:	The Notes will be issued pursuant to the Fiscal Agency Agreement, dated as of September 17, 2013 among Hungary, the Fiscal Agent and the Paying Agent.
Fiscal Agent:	Citibank, N.A., London Branch

Default:	The Notes will contain events of default, the occurrence of which may result in the acceleration of Hungary's obligations under the Notes prior to maturity. See "Description of the Debt Securities—Events of Default and Acceleration; Collective Action Securities—Event of Default; Event of Acceleration" in the accompanying Prospectus.
Collective Action Securities:
The Notes will be collective action securities under the Fiscal Agency Agreement. The Notes will contain provisions regarding acceleration and voting on amendments, modifications, changes and waivers that differ from those applicable to certain other series of U.S. dollar denominated debt securities issued by Hungary and described in the accompanying Prospectus. The provisions described in this Prospectus Supplement will govern the Notes. These provisions are commonly referred to as "collective action clauses." Under these provisions, Hungary may amend certain key terms of the Notes, including the maturity date, interest rate and other payment terms, with the consent of the holders of not less than 75% of the aggregate principal amount of the outstanding Notes. Additionally, if an event of default has occurred and is continuing, the Notes may be declared to be due and payable immediately by holders of not less than 25% of the aggregate principal amount of the outstanding Notes. These provisions are described in the sections entitled "Description of the Debt Securities—Events of Default and Acceleration; Collective Action Securities—Event of Default; Event of Acceleration" and "—Meeting of Holders of Debt Securities; Modification" in the accompanying Prospectus.
Sinking Fund:	None.
Taxation:
For a discussion of United States and Hungarian tax consequences associated with the Notes, see "Taxation" in this Prospectus Supplement. Investors should consult their tax advisers in determining the non-U.S., U.S. federal, state, and local, and any other tax consequences to them of the purchase, ownership and disposition of the Notes.

Principal of and interest on the Notes are payable by Hungary without withholding or deduction for Hungarian withholding taxes (including health care contribution, if applicable) to the extent set forth herein. See "Taxation—Hungarian Taxation."
Governing Law:
The Notes will be governed by the laws of the State of New York, without regard to the conflicts of law principles of the State of New York, except for Hungary's authorization and execution procedures and any other matters that must be governed by the laws of Hungary.
ISIN:	US445545AJ57
CUSIP:	445545AJ5
Common Code:	099716304

RISK FACTORS

        You should read this entire Prospectus Supplement and the accompanying Prospectus carefully. Words and expressions defined elsewhere in this Prospectus Supplement and the accompanying Prospectus have the same meanings in this section. Investing in the Notes involves certain risks. In addition, the purchase of the Notes may involve substantial risks and be suitable only for investors who have the knowledge and experience in financial and business matters to enable them to evaluate the risks and merits of an investment in the Notes. You should make your own inquiries as you deem necessary without relying on Hungary or any underwriter and should consult with your financial, tax, legal, accounting and other advisers, prior to deciding whether to make an investment in the Notes. You should consider, among other things, the following:

Risks Relating to the Notes

The trading market for the Notes may be volatile and may be adversely impacted by many factors.

        The market for the Notes issued by Hungary is influenced by economic and market conditions and, to varying degrees, interest rates, currency exchange rates and inflation rates in the United States and European and other industrialized countries. There can be no assurance that events in the United States, Europe or elsewhere will not cause market volatility or that such volatility will not adversely affect the price of the Notes or that economic and market conditions will not have any other adverse effect.

There may be no active trading market for the Notes.

        The Notes are a new issue of securities with no established trading market. There can be no assurance that an active trading market for the Notes will develop, or, if one does develop, that it will be maintained. If an active trading market for the Notes does not develop or is not maintained, the market or trading price and liquidity of the Notes may be adversely affected. If the Notes are traded after their initial issuance, they may trade at a discount to their initial offering price, depending upon prevailing interest rates, the market for similar securities, general economic conditions and the financial condition of Hungary. Although an application will be made to list and trade the Notes on the Official List and on the Regulated Market of the London Stock Exchange, respectively, there is no assurance that such application will be accepted or that an active trading market will develop or will be maintained.

Certain economic risks are inherent in any investment denominated in a currency other than the currency of the country in which the purchaser is resident or the currency in which the purchaser conducts its business or activities.

        An investment in a security denominated in a currency other than the currency of the country in which the purchaser is resident or the currency in which the purchaser conducts its business or activities may present currency-related risks not associated with a similar investment in a security denominated in the home currency. Such risks include, without limitation, the possibility of significant changes in rates of exchange between the home currency and the U.S. dollar and the possibility of the imposition or modification of foreign exchange controls with respect to the U.S. dollar and the home currency. Such risks generally depend on events over which Hungary has no control, such as economic and political events and the supply of and demand for the U.S. dollar and the home currency. In recent years, rates of exchange for certain currencies have been highly volatile and such volatility may be expected to continue in the future. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative, however, of fluctuations in such rate that may occur during the term of the Notes. Depreciation of the U.S. dollar against the relevant home currency could result in a decrease in the effective yield of a particular security below its coupon rate and, in certain circumstances, could result in a loss to the investor on a home currency basis.

        This description of foreign currency risks does not describe all the risks of an investment in securities denominated in a currency other than the home currency. Prospective investors should consult their own financial and legal advisers as to the risks involved in an investment in the Notes.

The Notes may not be a suitable investment for all investors.

        You must determine the suitability of investment in the Notes in the light of your own circumstances. In particular, you should:

  (i)
  have sufficient knowledge and experience to make a meaningful evaluation of the Notes and the merits and risks of investing in the Notes;

  (ii)
  have access to, and knowledge of, appropriate analytical tools to evaluate, in the context of its particular financial situation, an investment in the Notes and the impact the Notes will have on your overall investment portfolio;

  (iii)
  have sufficient financial resources and liquidity to bear all of the risks of an investment in the Notes, including where the currency for principal or interest payments is different from your currency;

  (iv)
  understand thoroughly the terms of the notes and be familiar with the behavior of any relevant indices and financial markets; and

  (v)
  be able to evaluate (either alone or with the help of a financial adviser) possible scenarios for economic, interest rate and other factors that may affect your investment and your ability to bear the applicable risks.

The Notes are unsecured.

        The Notes constitute unsecured obligations of Hungary.

The Notes will contain provisions that permit Hungary to amend the payment terms without the consent of all holders.

        The Notes will contain provisions regarding acceleration and voting on amendments, modifications, changes and waivers, which are commonly referred to as "collective action clauses." Under these provisions, certain key provisions of the Notes may be amended, including the maturity date, interest rate and other payment terms, with the consent of the holders of 75% of the aggregate principal amount of the outstanding global bonds. See "Description of the Debt Securities—Events of Default and Acceleration; Collective Action Securities—Event of Default; Event of Acceleration" and "—Meeting of Holders of Debt Securities; Modifications" in the accompanying Prospectus.

Legal investment considerations may restrict certain investments.

        The investment activities of certain investors are subject to legal investment laws and regulations, or review or regulation by certain authorities. You should consult your legal advisers to determine whether and to what extent (1) the Notes are legal investments for you, (2) the Notes can be used as collateral for various types of borrowing and (3) other restrictions apply to your purchase or pledge of any Notes. Financial institutions should consult their legal advisers or the appropriate regulators to determine the appropriate treatment of Notes under any applicable risk-based capital or similar rules.

Risks Relating to Hungary

Hungary is a foreign sovereign state and accordingly it may be difficult for you to obtain or enforce judgments against it in U.S. courts.

        Hungary is a foreign sovereign state. Consequently, it may be difficult for you to obtain or realize upon judgments of courts in the United States against Hungary. See "Introduction" in this Prospectus Supplement and "Enforcement of Judgments" and "Description of the Debt Securities—Governing Law" in the accompanying Prospectus.

        Hungary will irrevocably submit to the jurisdiction of the Federal and State courts in The City of New York, and will irrevocably waive immunity from the jurisdiction (including sovereign immunity but not any immunity from execution or attachment or process in the nature thereof) of such courts and any objection to venue, in connection with any action arising out of or based upon the Notes brought by any holder of Notes.

        In the event you attempt to enforce a judgment against Hungary by attempting to attach assets located outside Hungary, such assets may be immune from attachment notwithstanding Hungary's waiver of sovereign immunity. Furthermore, Hungary will not agree to waive its right to sovereign immunity under the Immunities Act with regard to actions brought against it under United States federal securities laws or any state securities laws, or against present or future "premises of the mission" as defined in the Vienna Convention on Diplomatic Relations signed in 1961, "consular premises" as defined in the Vienna Convention on Consular Relations signed in 1963, any other property or assets used solely or mainly for official state purposes in Hungary or elsewhere and/or military property or military assets or property or assets of Hungary related thereto and any non-transferable national assets and national assets with priority importance as defined in or in accordance with applicable Hungarian laws. In the absence of a waiver of immunity by Hungary with respect to such actions, it would not be possible to obtain a U.S. judgment in such an action against Hungary unless a court were to determine that Hungary is not entitled under the Immunities Act to sovereign immunity with respect to such action.

Hungary's economy and economic growth are vulnerable to adverse external factors, including future economic difficulties of its major trading partners.

        Hungary's economy and macroeconomic goals are susceptible to adverse external factors, including the ongoing instability in the international financial markets and the recent turmoil in the European banking system and the sovereign debt market of certain members of the European Monetary System. If economic recovery from the global recession is slow or stalls and Hungary's primary trading partners continue to experience economic difficulties or euro area members experience difficulties issuing securities in the sovereign debt market or servicing existing debt, it could result in fewer exports by Hungary, which relies on the export market. The European Union, particularly Germany, is Hungary's largest export market. A decline in demand for imports from Hungary's major trading partners, such as the European Union, from whatever source, could have a material adverse impact on Hungary's balance of trade and adversely affect Hungary's economic growth.

There can be no assurance that Hungary's credit rating will not change.

        Long-term foreign currency and local currency debt of Hungary is currently rated BB by Standard & Poor's, with a negative outlook, and Ba1 by Moody's, with a negative outlook. Hungary's foreign currency and local currency sovereign credit rating issued by Fitch Ratings are currently BB+ and BBB-, respectively, with a stable outlook. A credit rating is not a recommendation to buy, sell or hold securities and may be subject to suspension, reduction or withdrawal at any time by the assigning rating agency. Any adverse change in Hungary's credit rating could adversely affect the trading price of the Notes.

 RECENT DEVELOPMENTS

        The information included in this section supplements the information about Hungary contained in Hungary's Annual Report. To the extent the information in this section is inconsistent with the information contained in the Annual Report, the information in this section supersedes and replaces such information. Initially capitalized terms not defined in this section have the meanings ascribed to them in the Annual Report.

The Economy

        The following table shows the sector composition of GDP for the six months ended June 30, 2013:

For the six months ended June 30, 2013
(%)
Agriculture, forestry and fishing	3.1
Industry Excluding Manufacturing	2.8
Manufacturing	19.7
Construction	2.5
Services	55.4
Taxes less subsidies on products	16.5

Source: CSO

        The following table sets forth the final use of GDP for the six months ended June 30, 2013:

For the six months ended June 30, 2013
(%)
Actual final consumption of households	65.8
Actual final consumption of government	10.4
Gross capital formation, total	14.8
Net exports	9.0

Source: CSO

        The following table compares the yearly average real GDP growth rate of Hungary with that of the European Union for the years indicated:

	For the year ended December 31,
	2009	2010	2011	2012	2013(1)	2014(1)	2015(1)
	(%)
Hungary	(6.8)	1.1	1.6	(1.7)	0.7	1.8	2.1
EU	(4.5)	2.0	1.7	(0.4)	0.0	1.4	1.9

Source: European Commission, Economic Forecast 2013 autumn

Note:

(1)
Forecast of the European Commission.

        According to the latest European Economic Forecast published in Autumn 2013, the European Commission projected the GDP of Hungary will grow by 0.7% in 2013, 1.5% in 2014 and 2.1% in 2015. Gross fixed capital formation will decline by 0.4% in 2013, but will increase by 3.8% and 4.3% in 2014 and 2015, respectively contributing to GDP growth. Private and public consumption will grow by 0.5% and 0.8% in 2013, 1.2% and 1.5% in 2014 and 1.5% and 2.0% in 2015, respectively. The contribution of net exports to GDP growth will amount to 0.3%, 0.2% and 0.1% in 2013, 2014 and 2015, respectively.

        The following table sets forth the European Commission's projections for the GDP growth of Hungary for the years indicated and the projections for the main GDP components:

	For the year ended December 31,
	2013	2014	2015
	(%)
GDP	0.7	1.8	2.1
Private Consumption	0.5	1.2	1.5
Public Consumption	0.8	1.5	2.0
Gross Fixed Capital Formation	(0.4)	3.8	4.3
Exports	3.7	5.3	6.1
Imports	3.7	5.5	6.5
Net Exports Contribution to GDP Growth	0.3	0.2	0.1

Source: European Commission, Economic Forecast 2013 autumn

        On November 12, 2013, CSO published inflation data for October 2013. According to the publication, the 12 month inflation rate dropped from 1.4% in September 2013 to 0.9% in October 2013.

        On November 14, 2013, CSO published the flash estimate for the GDP growth rate in the third quarter of 2013. According to the flash estimate, GDP grew by 1.7% in the third quarter of 2013 compared to the corresponding period of the previous year according to data adjusted for calendar-day effect. According to data not adjusted for calendar-day effect, the growth rate was 1.7%. According to seasonally-adjusted data, GDP increased by 0.8% in the third quarter of 2013 compared to the second quarter of 2013.

Foreign Trade

        The following table sets forth Hungary's export structure for the first eight months of 2013:

	For the eight months ended August 31, 2013
	Food, beverages and tobacco	Crude materials	Fuels, electric energy	Manufactured goods	Machinery and transport equipment	Total
Exports (EUR millions)	4,233	1,677	1,788	17,394	28,444	53,537
Exports (% share)	7.9%	3.1%	3.3%	32.5%	53.1%	100.0%

	EU15	Countries joining the EU after 2004	Asia	America	Other	Total
Exports (EUR millions)	29,226	12,110	3,392	2,093	6,716	53,537
Exports (% share)	54.6%	22.6%	6.3%	3.9%	12.5%	100.0%

Source: CSO

Budget Trends

        The following table sets out the total general government revenue, expenditure, balance and primary balance of Hungary (according to ESA methodology) calculated by the European Commission for the years indicated:

	For the year ended December 31,
	2009	2010	2011	2012	2013(1)	2014(1)	2015(1)
	(% per GDP)
Total General Government Expenditures	51.5	49.9	50.0	48.6	50.2	50.8	49.6
Total General Government Revenues	46.9	45.6	54.3	46.6	47.2	47.8	46.9
General Budget Balance	(4.6)	(4.3)	4.3	(2.0)	(2.9)	(3.0)	(2.7)
Primary Balance(1)	0.1	(0.2)	8.5	2.2	1.3	0.9	1.2

Source: European Commission, Economic Forecast, 2013 autumn

Note:

(1)
Forecast of the European Commission.

        The following tables set out the expected general government balance of the countries indicated (according to ESA methodology) estimated by the European Commission for the year indicated:

	Germany	Austria	Czech Republic	Hungary	Italy	Slovakia	Netherlands
	(%)
Expected general government balance as percentage of GDP for 2013(1)	0.0	(2.5)	(2.9)	(2.9)	(3.0)	(3.0)	(3.3)

Source: European Commission, Economic Forecast, 2013 autumn

Note:

(1)
Forecast of the European Commission.

	EU	France	Poland	United Kingdom	Spain	Ireland	Cyprus	Greece
	(%)
Expected general government balance as percentage of GDP for 2013(1)	(3.5)	(4.1)	(4.8)	(6.4)	(6.8)	(7.4)	(8.3)	(13.5)

Source: European Commission, Economic Forecast, 2013 autumn

Note:

(1)
Forecast of the European Commission.

        The following tables set out the expected general government debt of the countries indicated (according to ESA methodology) estimated by the European Commission for the year indicated:

	Czech Republic	Slovakia	Poland	Austria	Netherlands	Germany	Hungary	EU
	(%)
Expected general government debt as percentage of GDP for 2013(1)	49.0	54.3	58.2	74.8	74.8	79.6	80.7	89.7

Source: European Commission, Economic Forecast, 2013 autumn

Note:

(1)
Forecast of the European Commission.

	France	United Kingdom	Spain	Cyprus	Ireland	Italy	Greece
	(%)
Expected general government debt as percentage of GDP for 2013(1)	93.5	94.3	94.8	116.0	124.4	133.0	176.2

Source: European Commission, Economic Forecast, 2013 autumn

Note:

(1)
Forecast of the European Commission.

        The following table sets out the general government debt of Hungary and the general government debt of the European Union (according to ESA methodology) calculated by the European Commission for the years indicated:

	For the year ended December 31,
	2009	2010	2011	2012	2013(1)	2014(1)	2015(1)
	(%)
Hungary	79.8	82.2	82.1	79.8	80.7	79.9	79.4
EU27 Average	74.3	80.0	82.9	86.6	89.7	90.2	90.0

Source: European Commission, Economic Forecast, 2013 autumn

Note:

(1)
Forecast of the European Commission.

Monetary Policy

Recent Developments in Monetary Policy

        On October 29, 2013, the Monetary Council decreased the central bank base rate by 20 basis points, resulting in a base rate of 3.40%.

        Following the Monetary Council's decision at its meeting on April 4, 2013, the Governor of the NBH announced the launch of the Funding for Growth Scheme. Following the announcement, the NBH conducted consultations with financial and business sector representatives and worked out the details of the scheme, taking into account the issues that arose through the consultations. These details were approved by the Monetary Council on April 30, 2013. The Funding for Growth Scheme consists of three pillars and allocation of the funds was completed as of August 30, 2013. According to data available in October 2013, HUF701 billion (equal to 93.5% of the total amount announced as being allocated to the Funding for Growth Scheme of HUF750 billion) were allocated across the pillars. HUF472 billion was allocated to the first pillar and HUF229 billion was allocated to the second pillar of the scheme. New loans from the participating banks to the participating enterprises amounted to HUF290 billion, which was equal to 61% of the total amount allocated in the first pillar.

Exchange Rate Policy

        The following table sets out the average exchange rates of the HUF versus the Euro and USD and the real effective exchange rate as calculated by NBH as of the dates indicated:

	For the year ended December 31,
							As of March 31, 2013	As of June 30, 2013	As of September 30, 2013
	2007	2008	2009	2010	2011	2012
HUF/EUR(1)	253.15	264.15	273.08	277.47	304.32	285.03	303.11	295.83	299.68
HUF/USD(1)	173.86	196.78	186.76	209.67	230.88	217.53	233.91	224.23	224.50
REER (CPI)(2)	72.3	73.4	72.3	73.2	79.0	72.5	75.9	73.7	75.0

Source: NBH

Notes:

(1)
Average foreign exchange rate for the last month of the period indicated.

(2)
CPI-based real effective exchange rate for the last month of the period indicated; calculated according to the relative weights of the foreign trade partner countries based on foreign trade data of 2007-2009.

Banking System

        In November 2013, the NBH published its latest Report on Financial Stability. According to the latest stress-test conducted by the NBH, under all scenarios, including the simultaneous occurrence of financial market turbulence, deposit withdrawals and an exchange rate shock, banks' liquidity reserves remain adequate. The total capital need of the banking sector under the extreme stress scenario is estimated at HUF116 billion and only two major banks would need additional capital over the two-year time horizon. Loan loss coverage is equal to 56% in the corporate segment and 51% in the households segment.

        The following table sets out certain information regarding the Hungarian banking sector, as of or for the periods indicated:

	As of or for the year ended December 31,				As of or for the quarter ended
	2008	2009	2010	2011	March 31, 2012	June 30, 2012	September 30, 2012	December 31, 2012
Capital Adequacy Ratio	11.24	13.12	13.00	13.00	14.27	14.79	14.71	15.80
Tier 1 Capital Adequacy Ratio	9.28	11.02	11.28	11.22	12.21	12.77	12.83	13.52

Source: NBH

        The following table sets out certain information regarding the Hungarian banking sector, as of or for the periods indicated:

	As of or for the quarter ended
	December 31,
						March 31, 2012	June 30, 2012	September 30, 2012	December 31, 2012
	2008	2008	2009	2010	2011
Liquid assets to total assets	18.5	18.5	24.4	21.9	23.6	25.3	27.5	27.7	27.8
Return on Equity	22.2	14.2	12.5	2.8	-8.1	(9.5)	(14.3)	(11.8)	(3.4)
Loan overdue more than 90 days to total corporate loans	3.2	4.7	10.2	12.8	17.4	17.7	20.9	16.4	17.7
Loan overdue more than 90 days to total household loans	2.9	3.5	7.7	9.5	13.1	14.9	16.2	17.8	18.4

Source: NBH

        The following table sets out certain information regarding the Hungarian banking sector, as of or for the periods indicated:

	As of or for the year ended December 31,							As of or for the month ended
	2006	2007	2008	2009	2010	2011	2012	January 31, 2013	February 28, 2013
Loans to Deposit Ratio	131.8	140.1	152.0	134.6	140.4	129.9	114.5	114.5	114.8

Source: NBH

        The following table sets out the total outstanding value of loans provided by the Hungarian banking sector to households, denominated in local currency and in foreign currency, as at the dates indicated:

	As of December 31,
					As of March 31, 2012	As of June 30, 2012	As of September 30, 2012	As of December 31, 2012
	2008	2009	2010	2011
	(HUF billions)
Local Currency	3,061	3,204	3,500	3,760	3,982	4,001	4,050	4,008
Foreign Currency	6,637	6,544	7,086	6,666	5,532	5,289	4,962	4,942

Source: NBH

        The following tables set out the net credit flow provided by the Hungarian banking sector to households for the periods indicated:

	As of or for the quarter ended
	December 31,
								March 31, 2012	June 30, 2012	September 30, 2012	December 31, 2012
	2005	2006	2007	2008	2009	2010	2011
	(HUF billions)
Local Currency	15.3	10.7	(38.1)	(27.6)	(10.2)	47.0	60.6	154.9	(2.8)	47.9	(48.5)
Foreign Currency	211.7	299.8	369.5	206.9	(32.3)	(145.2)	(697.6)	(775.5)	(90.8)	(161.0)	(91.4)

Total	227.1	310.5	331.4	179.3	(42.5)	(98.3)	(637.0)	(620.6)	(93.6)	(113.1)	(139.9)

Source: NBH

Short-term debt

        The following table sets out the total outstanding short-term external debt of Hungary as of the dates indicated:

	As of December 31,
	2008	2009	2010	2011	2012
	(EUR millions)
Short-term external debt	19,653.3	19,558.5	24,555.4	24,491.2	17,280.9

Source: NBH

Public Debt

        GDMA had set up benchmarks to maintain the optimal cost-risk characteristics of public debt. The 90-day moving average values of those benchmarks are targeted as follows:

  (i)
  The share of foreign currency denominated debt within the total debt should not exceed 45%.

  (ii)
  The share of fixed-rate HUF-denominated debt should be between 61% and 83% of the total HUF-denominated debt and the share of floating-rate HUF-denominated debt should be between 17% and 39% of the total HUF-denominated debt, each calculated using three-month average values.

  (iii)
  The share of fixed-rate foreign currency denominated debt should be between 62.5% and 67.5% of the total foreign currency denominated debt and the share of fixed-rate foreign currency denominated debt should be between 31.5% and 37.5% of the total foreign currency denominated debt, each calculated using three-month average values.

  (iv)
  The duration of the HUF-denominated debt should be between two and three years, calculated using three-month average values.

        According to the borrowing plan for 2013, GDMA plans to issue HUF-denominated securities in the amount of HUF4,394 billion in addition to issuing foreign currency denominated securities in the amount of HUF1,502 billion. As a result, GDMA plans to issue securities in the amount of HUF5,896 billion, and the share of foreign currency denominated issuance will be 25%. Gross redemptions will amount to HUF5,117 billion, of which HUF3,662 billion is denominated in HUF, and HUF1,455 billion is denominated in foreign currency. The net borrowing requirement amounts to HUF779 billion. The following table sets out the planned composition by tenor of the planned Hungarian government bond issuances for the year 2013:

Share
(%)
3-year	40.8
5-year (floating)	3.9
5-year (fixed)	24.5
10-year	24.8
15-year	5.9

Source: GDMA

        GDMA may rely on several liquidity reserves including the balance of the Single Treasury Account, the foreign exchange denominated deposits at the central bank (amounting to approximately EUR1.0 billion), stand-by facilities and the remaining balance of the Pension Reform and Debt Reduction Fund.

        During the first nine months of 2013, turnover on the secondary market amounted to HUF27.0 trillion (approximately USD125 billion).

        The following table sets out the amount offered and bid during the auctions held in 2013 until October 31, 2013 by the GDMA, the amount of bids accepted on the auctions and the amount of bids accepted in case of non-competitive sales:

Auction results in the first ten months of 2013
(HUF billions)
Amount offered	990
Amount bid	2,794
Bids accepted	1,189
Non-competitive sales	237
Total amount accepted	1,426

Source: GDMA

        The following table sets out the five-year CDS spreads of Hungary, the EMBI Global spread and the yield of the USD-denominated government bond issued by Hungary maturing on January 29, 2020 as of the dates indicated:

	As of December 31,
	2010	2011	2012
	(basis points)
5-year CDS spread of Hungary	385	623	279
EMBI Global spread	289	426	266
USD denominated bond yield	700	764	452

Source: Bloomberg

        The following table sets out the share of investor types holding HUF-denominated Hungarian government securities as of the dates indicated:

	As of December 31,
						As of August 31, 2013
	2008	2009	2010	2011	2012
	(%)
Non-residents	22.3	19.8	22.7	35.0	40.4	36.3
Households	8.8	7.2	6.7	7.4	9.5	12.2
Credit institutions and money market funds	31.5	33.6	31.8	32.0	29.3	30.5
Other investment funds and financial institutions	4.9	5.0	5.3	5.4	4.2	5.4
Insurance companies and pension funds	24.2	28.4	28.6	16.3	13.7	12.4
Other	8.2	6.0	4.9	3.9	2.9	3.2

Source: NBH

        The following table sets out the amount of HUF-denominated government bonds issued by Hungary during the periods indicated:

	Year ended December 31,
	2007	2008	2009	2010	2011	2012
	(EUR billions)
Hungarian government bond issuance	9.1	5.1	3.4	6.0	5.9	5.5

Source: GDMA

        The following table sets out the amount of HUF-denominated Hungarian government securities owned by non-residents for the periods indicated and the average term-to-maturity of the HUF-denominated Hungarian government securities owned by non-residents as of the dates indicated:

	As of December 31,
	2007	2008	2009	2010	2011	2012
Non-resident holdings (HUF billions)	3,241.3	2,458.9	2,155.5	2,532.7	3,796.8	5,008.5
Average term-to-maturity (years)	4.3	4.3	4.6	4.7	4.1	3.9

Source: GDMA

        The following table sets out the benchmark yields of Hungarian government securities as of the dates indicated:

	As of December 31,
	2007	2008	2009	2010	2011	2012
	(%)
3 years	7.52	9.57	7.41	7.72	9.06	5.61
5 years	7.38	9.43	7.59	7.85	9.64	5.89
10 years	7.08	8.28	7.99	7.95	9.75	6.11

Source: GDMA

        The following table sets out the maturity profile of the central government debt of Hungary for the years indicated as of September 30, 2013(1):

	For the year ended December 31,
	2013	2014	2015	2016	2017	2018	2019	2020	2021	2022	2023	2024	2025	2026	2027	2028	2029	2030	2031	2032	2033	2034	2035	2041
	(EUR billions)
HUF bonds	1.8	3.4	5.8	4.6	5.7	1.5	2.4	1.9	0.0	1.8	1.7	0.0	0.0	0.4	0.0	0.4	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0
T-bills	3.2	3.6	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0
Retail paper	0.9	3.2	0.1	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0
HUF loans	0.1	0.4	0.2	0.1	0.0	0.0	0.0	0.2	0.0	0.4	0.2	0.1	0.5	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0
FX loans	0.1	2.7	0.3	2.3	0.7	0.4	0.2	0.2	0.4	0.2	0.2	0.1	0.1	0.1	0.6	0.3	0.3	0.1	0.0	0.0	0.0	0.0	0.0	0.0
FX bonds	0.0	2.7	2.0	2.8	1.9	2.4	1.0	2.4	2.1	0.0	1.5	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.9
Other debt	0.4	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0

Sources: GDMA, NBH

Note:

(1)
Preliminary data calculated according to the foreign exchange rate of 298.48EUR/HUF as published by NBH as of September 30, 2013.

        The following table sets out the draw-down (positive) and the redemption (negative) profile of the IMF/EU financial assistance programme for the years indicated:

	2008	2009	2010	2011	2012	2013	2014	2015	2016
	(EUR millions)
Draw-down (positive)/ Redemption (negative)	6,911	5,891	0	(2,000)	(3,338)	(3,964)	(2,000)	0	(1,500)

Source: NBH

External Public Debt

        The following table sets out the total foreign-currency debt issuance by Hungary as of December 31 of the year indicated:

	For the year ended December 31,
	2003	2004	2005	2006	2007	2008	2009	2010	2011	2012	2013(1)
	(EUR millions)
Foreign-currency debt issuance	2,000	3,190	3,987	2,576	1,155	1,721	1,000	1,512	3,807	0	4,000

Source: GDMA

Note:

(1)
Planned amount.

USE OF PROCEEDS

        Hungary will use the net proceeds from the sale of the Notes for general funding purposes. Hungary estimates the net proceeds will be approximately US$1,969,490,000, after deducting its estimated expenses of US$150,000.

 DESCRIPTION OF THE NOTES

        This Prospectus Supplement describes the terms of the Notes in greater detail than the accompanying Prospectus and may provide information that differs from the accompanying Prospectus. If the information in this Prospectus Supplement differs from the accompanying Prospectus, you should rely on the information in this Prospectus Supplement.

General

        The Notes are to be issued pursuant to a Fiscal Agency Agreement (the "Fiscal Agency Agreement") dated as of September 17, 2013 among Hungary, Citibank, N.A., London Branch, as fiscal agent (the "Fiscal Agent") and as paying agent (the "Paying Agent" and, together with the Fiscal Agent, the "Agents"). The following statements and the statements under "Description of the Debt Securities" in the accompanying Prospectus briefly summarize some of the terms of the Notes and the Fiscal Agency Agreement. Such statements are qualified in their entirety by reference to the Fiscal Agency Agreement and to the form of Global Note, described below, to be filed by Hungary with the Commission.

        The Notes, issued in an aggregate principal amount of US$2,000,000,000, bear interest at the rate of 5.750% per annum and mature on November 22, 2023. Interest on the Notes is payable semi-annually on May 22 and November 22 of each year, commencing May 22, 2014, to the persons in whose names the Notes are registered at the close of business on the fifteenth day (whether or not a business day) preceding such payment date. If a payment date falls on a day which is not a business day, payment will be made on the next succeeding business day. Interest payable on a particular interest payment date will be calculated on the basis of a 360-day year, consisting of twelve 30-day months.

        The Notes constitute direct, unconditional, general and unsecured obligations of Hungary and will rank at least equally in right of payment with all present and future unsecured and unsubordinated general obligations of Hungary on or after the date the debt securities are issued, except for such obligations as may be preferred by mandatory provisions of applicable law. The full faith and credit of Hungary has been pledged for the due and punctual payment of all principal and interest on the Notes. Hungary will give no preference to one obligation over another on the basis of priority of issue date or currency of payment.

        The Notes are collective action securities and contain provisions regarding acceleration and future modifications to their terms that differ from those applicable to Hungary's outstanding securities governed by New York law. These provisions are described in the section "Description of the Debt Securities" in the accompanying Prospectus. Under these provisions Hungary may amend payment and other key provisions of the Notes, including the principal amount and interest rate, with the approval of less than all the holders of the Notes.

        The Notes are not redeemable prior to maturity and are not entitled to the benefit of any sinking fund. At maturity, the Notes will be redeemed at par. Nevertheless, Hungary may at any time repurchase the Notes at any price in the open market or otherwise. Hungary may hold or resell the Notes it purchases or may surrender them to the Fiscal Agent for cancellation.

Further Issues

        Hungary may, without the consent of the holders of the Notes, issue additional Notes having the same ranking and the same interest rate, maturity and other terms as the Notes even if further such additional Notes have original issue discount for U.S. federal income tax purposes and even if doing so may adversely affect the value of the original Notes. Any additional Notes, together with the Notes, will constitute a single series of notes under the Fiscal Agency Agreement.

Other Terms

        For other terms of the Notes, including the negative pledge covenant and events of default, see "Description of the Debt Securities" in the accompanying Prospectus.

Fiscal Agent

        The Fiscal Agency Agreement will govern the duties of the Agents. Hungary may maintain deposit accounts and conduct other banking transactions in the ordinary course of business with the Agents.

        The Fiscal Agent is an agent of Hungary, not a trustee for the holders of the Notes, and does not have the responsibility or duty to act for the holders as would a trustee.

Form, Denomination and Registration

        The statements set forth in this Prospectus Supplement in this subsection and in the subsections entitled "—Payment" and "—Global Clearance and Settlement" include summaries of certain rules and procedures of The Depository Trust Company ("DTC"), Euroclear Bank S.A./N.V. ("Euroclear") or Clearstream Banking, S.A. ("Clearstream") that affect transfers of interests in the Notes.

        The Notes will be issued in the form of one or more fully registered global notes (the "Global Notes") which will be deposited with, or on behalf of, DTC (the "Depositary") and registered in the name of Cede & Co., the Depositary's nominee. Beneficial interests in the Global Notes, which will be in minimum denominations of US$2,000 and integral multiples thereof, will be represented in, and transfer of such beneficial interests will be effected through, book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in the Depositary ("participants"). Investors may elect to hold interests in the Global Notes through the Depositary or its participants, including Euroclear or Clearstream, if they are participants of such systems, or indirectly through organizations which are participants in such systems. Euroclear and Clearstream will hold interests on behalf of their participants through customers' securities accounts in Euroclear's and Clearstream's names on the books of their respective depositaries ("U.S. Depositaries"), which in turn will hold such interests in customers' securities accounts in the depositaries' names on the books of the Depositary. Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of the Depositary or to a successor of the Depositary or its nominee. Except under circumstances described below, the Notes will not be issuable in definitive form. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in the Global Notes.

        So long as the Depositary or its nominee is the registered owner of the Global Notes, the Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by the Global Notes for all purposes under the Fiscal Agency Agreement. Except as provided below, owners of beneficial interests in the Global Notes will not be entitled to have Notes represented by the Global Notes registered in their names, will not receive or be entitled to receive physical delivery of Notes in definitive form and will not be considered the owners or holders thereof under the Fiscal Agency Agreement.

        The Depositary advises that it is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the U.S. Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary holds securities deposited with it by its participants and facilitates the settlement of transactions among its participants in such securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depositary's participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations, some of which (and/or their representatives) own the Depositary. Access to the Depositary's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

        According to the Depositary, the foregoing information with respect to the Depositary has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

        Euroclear advises that it was created in 1968 to hold securities for its participants ("Euroclear Participants") and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the "Euroclear Operator"), under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the "Cooperative"). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

        Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the "Terms and Conditions"). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no record of or relationship with persons holding through Euroclear Participants.

        Distributions with respect to Notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by Euroclear.

        Euroclear also advises that investors that acquire, hold and transfer interests in the Notes by book-entry through accounts with the Euroclear Operator or any other securities intermediary are subject to the laws and contractual provisions governing their relationship with their intermediary, as well as the laws and contractual provisions governing the relationship between such an intermediary and each other intermediary, if any, standing between themselves and the Global Notes.

        Under Belgian law, the Euroclear Operator is required to pass on the benefits of ownership in any interests in securities on deposit with it (such as dividends, voting rights and other entitlements) to any person credited with such interests in securities on its records.

        Clearstream advises that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations ("Clearstream Participants") and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg

Monetary Institute. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

        Distributions with respect to the Notes held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures, to the extent received by Clearstream.

        Individual certificates in respect of Notes will not be issued in exchange for the Global Notes, except in very limited circumstances. If DTC or each of Euroclear and Clearstream notifies Hungary that it is unwilling or unable to continue as a clearing system in connection with the Global Notes or, in the case of DTC only, DTC ceases to be a clearing agency registered under the Exchange Act, and in each case a successor clearing system is not appointed by Hungary within 90 days after receiving such notice from Euroclear, Clearstream or DTC or on becoming aware that DTC is no longer so registered, Hungary will issue or cause to be issued individual certificates in registered form on registration of transfer of, or in exchange for, book-entry interests in the Notes represented by such Global Notes upon delivery of such Global Notes for cancellation.

        Title to book-entry interests in the Notes will pass by book-entry registration of the transfer within the records of Euroclear, Clearstream or DTC, as the case may be, in accordance with their respective procedures. Book-entry interests in the Notes may be transferred within Euroclear and within Clearstream and between Euroclear and Clearstream in accordance with procedures established for these purposes by Euroclear and Clearstream. Book-entry interests in the Notes may be transferred within DTC in accordance with procedures established for this purpose by DTC. Transfers of book-entry interests in the Notes between Euroclear and Clearstream and DTC may be effected in accordance with procedures established for this purpose by Euroclear, Clearstream and DTC.

Payments

        Principal and interest payments on Notes registered in the name of the Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner of the Global Notes. The principal of and interest on the Notes will be payable in U.S. dollars or in such other coin or currency of the Unites States of America as of the time of payment is legal tender for the payment therein of public and private debts. None of Hungary, the Fiscal Agent, the Paying Agent or any paying agent or registrar for the Notes will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial interests.

        Hungary expects that the Depositary for the Notes or its nominee, upon receipt of any payment of principal or interest, will credit the participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Notes as shown on the records of the Depositary or its nominee. Hungary also expects that payments by participants to owners of beneficial interests in the Global Notes held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participants.

Global Clearance and Settlement

        Initial settlement for the Notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with Depositary rules and will be settled in immediately available funds using the Depositary's Same-Day Funds Settlement

System. Secondary market trading between Euroclear Participants and/or Clearstream Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Euroclear and Clearstream and will be settled using the procedures applicable to conventional Eurobonds in immediately available funds.

        Cross-market transfers between persons holding directly or indirectly through the Depositary on the one hand, and directly or indirectly through Euroclear or Clearstream Participants, on the other, will be effected in the Depositary in accordance with the Depositary rules on behalf of the relevant European international clearing system in the U.S. Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving Notes in the Depositary, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to the Depositary. Euroclear Participants and Clearstream Participants may not deliver instructions directly to their respective U.S. Depositaries.

        Because of time-zone differences, credits of Notes received in Euroclear or Clearstream as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the Depositary settlement date. Such credits or any transactions in such Notes settled during such proceeding will be reported to the relevant Euroclear or Clearstream Participants on such business day. Cash received in Euroclear or Clearstream as a result of sales of Notes by or through a Euroclear Participant or a Clearstream Participant to a DTC Participant will be received with value on the Depositary settlement date but will be available in the relevant Euroclear or Clearstream cash account only as of the business day following settlement in the Depositary.

        Although the Depositary, Euroclear and Clearstream have agreed to the foregoing procedures in order to facilitate transfers of Notes among participants of the Depositary, Euroclear and Clearstream, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.

Replacement of the Notes

        Should any definitive Note be mutilated, lost, stolen or destroyed, it may be replaced on such terms as to evidence and indemnity as Hungary may require. Mutilated Notes must be surrendered before replacement therefor will be issued. Application for replacement may be made only by the registered holder of the Notes and shall be made at the specified office of the Fiscal Agent set out at the end of this document.

Notices

        So long as the Global Notes are held on behalf of DTC, Euroclear and/or Clearstream or any other clearing system, notices to holders of Notes represented by the Global Notes may be given by delivery of the relevant notice to DTC, Euroclear and/or Clearstream or (as the case may be) such alternative clearing system for communication by it to holders.

        All notices regarding the Notes will be published in a daily newspaper of general circulation in London for so long as the Notes are listed on the London Stock Exchange and the rules of the London Stock Exchange so require. If at any time publication in any such newspaper is not practicable, notices will be valid if published in such English language newspaper with general circulation in the respective market regions as we shall determine. Any such notice shall be deemed to have been given on the date of such publication or, if published more than once on different dates, on the first date on which publication is made.

TAXATION

        The following describes certain anticipated tax consequences resulting from the ownership of the Notes. This summary does not cover all the possible tax consequences relating to the ownership of the Notes and is not intended as tax advice to any person. This description is based on laws, regulations and interpretations as now in effect and available as of the date of this Prospectus Supplement. The laws, regulations and interpretations, however, may change at any time, and any change could be retroactive to the date of issuance of the Notes.

Hungarian Taxation

        The following is a general discussion of certain Hungarian tax consequences of the acquisition, ownership and disposition of the Notes by the holders. It does not purport to be a comprehensive description of all tax considerations, and, in particular, does not consider any specific facts or circumstances that may apply to a particular holder. This summary is based on the laws of Hungary currently in force and as applied on the date of this Prospectus Supplement which are subject to change, possibly with retroactive effect.

        Prospective holders are advised to consult their own tax advisers as to the tax consequences of the acquisition, ownership and disposition of the Notes, including the effect of any state or local taxes, under the tax laws of Hungary and each country of which they are residents.

Non-Hungarian Tax Residents

        Holders other than individuals.    Non-Hungarian tax resident holders other than individuals are not subject to tax in Hungary with respect to any income resulting from the acquisition, ownership and disposition of the Notes.

        Individual holders.    Individual non-Hungarian tax resident holders are subject to tax in Hungary only with respect to their Hungarian source income. Interest paid by Hungary with respect to the Notes is regarded as Hungarian source income and is subject to a 16% withholding tax and a 6% health care contribution as interest paid in respect of a debt security offered to the public. The contribution is paid on bank deposits and securities, excluding government debt securities denominated in forint and issued by a member state of the European Economic Area. Recipients who are tax residents of member states of the European Union are exempt from the withholding tax and the health care contribution, disbursers of the interest (proceed), however, are required to provide information to the authorities on the beneficial owner and the interest paid. Also, any applicable tax treaty may exempt a recipient from the withholding tax (and in case of such a tax exemption, the health care contribution is not payable) or may reduce the applicable withholding tax rate (in the case of a reduced withholding tax rate, the health care contribution shall be fully payable). Individuals exempt from withholding tax or claiming the application of a reduced withholding tax rate shall be required to furnish the disburser with the prescribed tax residency certificate and a certificate of beneficial ownership. If more tax is withheld than prescribed by the law, the recipient may apply for a refund at the Hungarian tax authority. The tax authority shall also require a certificate of tax residence and beneficial ownership. If the interest is paid by a payer not qualifying as a disburser, recipients who are not tax exempt have to file a tax return and pay the tax by May 20th of the year following the year of the receipt of the interest.

Transfer Tax

        Other than receipt by way of contract on inheritance, the sale or other disposition of the Notes, as well as the purchase or receipt of the Notes, are not subject to transfer taxes or stamp duties in Hungary. The receipt of the Notes may only subject holders to Hungarian transfer tax when the Notes are transferred gratuitously (by way of gift or otherwise for no consideration) and are delivered within

Hungary. Effective from January 1, 2009, inheritance of debt securities issued by Hungary is exempt from inheritance tax.

Hungarian Tax Residents

        Non-individual Hungarian tax residents are corporate and non-corporate organizations incorporated (established) under Hungarian laws or those having their place of management in Hungary. Individual Hungarian tax residents are persons: (i) who are citizens of Hungary, (ii) whose stay in Hungary exceeds 183 days within a calendar year, (iii) who have a home permanently available solely in Hungary, or (iv) whose centre of vital interests is in Hungary, if they do not have a permanent home in Hungary or have such place both in Hungary and in other jurisdictions.

        Interest and capital gains earned with respect to the Notes are subject to Hungarian corporate and personal income tax and the health care contribution in general.

United States Federal Income Tax Considerations

United States Treasury Circular 230 Notice

        Any U.S. federal taxation discussion in this Prospectus Supplement was not intended or written to be used, and cannot be used, by any taxpayer for purposes of avoiding U.S. federal tax penalties that may be imposed on the taxpayer. Any such tax discussion was written to support the promotion or marketing of the Notes to be issued or sold pursuant to this Prospectus Supplement. Each taxpayer should seek advice based on the taxpayer's particular circumstances from an independent tax adviser.

Generally

        The following is a summary of certain U.S. federal income tax consequences of the acquisition, ownership and retirement of Notes by a U.S. Holder (as defined below). This summary only applies to Notes held as capital assets and does not address, except as set forth below, aspects of U.S. federal income taxation that may be applicable to holders that are subject to special tax rules, such as:

  •
  financial institutions;

  •
  insurance companies;

  •
  investors liable for the alternative minimum tax or the Medicare tax on net investment income;

  •
  individual retirement accounts and other tax-deferred accounts;

  •
  real estate investment trusts;

  •
  regulated investment companies;

  •
  grantor trusts;

  •
  tax-exempt organizations;

  •
  dealers or traders in securities or currencies; or

  •
  to holders that will hold a Note as part of a position in a straddle or as part of a hedging, conversion or integrated transaction for U.S. federal income tax purposes or that have a functional currency other than the USD.

        Moreover, this summary does not address the U.S. federal estate and gift tax or alternative minimum tax consequences of the acquisition, ownership or retirement of Notes and does not address the U.S. federal income tax treatment of holders that do not acquire Notes as part of the initial distribution at their initial issue. Each prospective purchaser should consult its tax adviser with respect to the U.S. federal, state, and local, as well as non-U.S., tax consequences of acquiring, holding and disposing of Notes.

        This summary is based on the Internal Revenue Code of 1986, as amended, existing and proposed Treasury Regulations, administrative pronouncements and judicial decisions, as well as on the income tax treaty between the United States and Hungary (the "Treaty"), each as available and in effect on the date hereof. All of the foregoing are subject to change, possibly with retroactive effect, or differing interpretations which could affect the tax consequences described herein.

        For purposes of this description, a U.S. holder of Notes (a "U.S. Holder") is a beneficial owner of Notes who for U.S. federal income tax purposes is:

  •
  an individual who is a citizen or resident of the United States;

  •
  a corporation or partnership created or organized in or under the laws of the United States, any State thereof, or the District of Columbia;

  •
  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust (1) that validly elects to be treated as a United States person for U.S. federal income tax purposes or (2)(a) the administration over which a U.S. court can exercise primary supervision and (b) all of the substantial decisions of which one or more United States persons have the authority to control.

        If a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes) is the beneficial owner of the Notes, the tax treatment of the partnership and a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Prospective purchasers that are entities treated as partnerships for U.S. federal income tax purposes should consult their tax advisers concerning the U.S. federal income tax consequences to their partners of the acquisition, ownership and disposition of Notes by the partnership.

        The summary of U.S. federal income tax consequences set out below is for general information only. All prospective investors should consult their own tax advisers as to the particular tax consequences to them of owning the Notes, including their eligibility for the benefits of the Treaty, the applicability and effect of state, local, foreign and other tax laws and possible changes in tax law.

Interest

        If you are a U.S. Holder, interest paid to you on a Note, including any additional amounts, will be includible in your gross income as ordinary interest income in accordance with your usual method of tax accounting. In addition, interest on the Notes will be treated as foreign source income for your U.S. federal income tax purposes.

Effect of Hungarian Withholding Taxes

        As discussed in "Hungarian Taxation," under current law, payments of interest on the Notes to foreign investors are subject to Hungarian withholding taxes. For U.S. federal income tax purposes, U.S. Holders will be treated as having received the amount of Hungarian taxes withheld by Hungary with respect to a Note, and as then having paid over the withheld taxes to the Hungarian taxing authorities. As a result of this rule, the amount of interest income included in gross income for U.S. federal income tax purposes by a U.S. Holder with respect to a payment of interest may be greater than the amount of cash actually received (or receivable) by the U.S. Holder from Hungary with respect to the payment.

        A U.S. Holder will generally be entitled, subject to certain limitations, to a credit against its U.S. federal income tax liability, or a deduction in computing its U.S. federal taxable income, for Hungarian income taxes withheld by Hungary. U.S. Holders that are eligible for benefits under the Treaty will not be entitled to a foreign tax credit for the amount of any Hungarian taxes withheld in excess of the zero withholding rate provided for under the Treaty, or with respect to which the holder is entitled to obtain a refund from the Hungarian taxing authorities. For purposes of the foreign tax credit limitation, foreign source income is classified in one of two "baskets", and the credit for foreign taxes on income in any basket is limited to U.S. federal income tax allocable to that income. Interest generally will constitute foreign source income in the "passive category income" basket. In certain circumstances, a U.S. Holder may be unable to claim foreign tax credits (and may instead be allowed deductions) for Hungarian taxes imposed on a payment of interest if the U.S. Holder has not held the Notes for at least 16 days during the 31-day period beginning on the date that is 15 days before the date on which the right to receive the payment arises. Prospective investors should consult their tax advisers concerning the foreign tax credit implications of the payment of these Hungarian taxes.

Sale, Exchange, or Retirement of Notes

        If you are a U.S. Holder, upon the sale, exchange or retirement of a Note you will recognize taxable gain or loss equal to the difference, if any, between the amount realized on the sale, exchange or retirement, other than accrued but unpaid interest which will be taxable as such to the extent not previously included in income, and your adjusted tax basis in the Note. Your adjusted tax basis in a Note generally will equal the cost of the Note to you. Any such gain or loss will be capital gain or loss. If you are a non-corporate U.S. Holder, the maximum marginal U.S. federal income tax rate applicable to the gain will be lower than the maximum marginal U.S. federal income tax rate applicable to ordinary income (other than certain dividends) if your holding period for the Notes exceeds one year. Any gain or loss realized on the sale, exchange or retirement of a Note generally will be treated as U.S. source gain or loss, as the case may be. The deductibility of capital losses is subject to limitations.

Information with Respect to Foreign Financial Assets

        Individuals who own "specified foreign financial assets" with an aggregate value in excess of US$50,000 at the end of the taxable year or US$75,000 at any time during the taxable year may be required to file information reports with respect to such assets with their U.S. federal income tax returns. The thresholds are higher for individuals living outside of the United States and married couples filing jointly. "Specified foreign financial assets" include any financial accounts maintained by foreign financial institutions, as well as any of the following, but only if they are not held in accounts maintained by certain financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties (this would likely include the Notes) and (iii) interests in non-U.S. entities. U.S. Holders should consult their tax advisers regarding the application of the rules relating to foreign financial asset reporting.

Fungible Issue

        Hungary may, without the consent of the holders of outstanding Notes, issue additional Notes with identical terms. These additional Notes, even if they are treated for non-tax purposes as part of the same series as the original Notes, in some cases may be treated as a separate series for U.S. federal income tax purposes. In such a case, the additional Notes may be considered to have been issued with original issue discount ("OID") even if the original Notes had no OID. These differences may affect the market value of the original Notes if the additional Notes are not otherwise distinguishable from the original Notes.

U.S. Backup Withholding Tax and Information Reporting

        Payments of principal and interest on, and the proceeds of sale or other disposition of, Notes by a U.S. paying agent or other intermediary with certain connections to the United States will be reported to the U.S. Internal Revenue Service (the "IRS") and to the U.S. Holder as may be required under applicable regulations. Backup withholding may apply to these payments if the U.S. Holder fails to provide an accurate taxpayer identification number or, if required, certification of exempt status or fails to report all interest and dividends required to be shown on its U.S. federal income tax returns. Certain U.S. Holders (including, among others, corporations that, if required, certify exempt status) are not subject to backup withholding. U.S. Holders should consult their tax advisers as to their qualification for exemption from backup withholding and the procedure for obtaining an exemption.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a holder of a Note generally will be allowed as a refund or a credit against the U.S. Holder's U.S. federal income tax liability as long as the holder provides the required information to the IRS in a timely manner.

United Kingdom Taxation

        The comments below are of a general nature based on current United Kingdom law as applied in England and Wales and HM Revenue & Customs practice (which may not be binding on HM Revenue & Customs) and are not intended to be exhaustive. They assume that Hungary does not act through a permanent establishment in the United Kingdom in relation to the Notes. Any holders of Notes who are in doubt as to their own tax position should consult their professional advisers.

Interest on the Notes

        On the basis that interest on the Notes is not expected to have a United Kingdom source, there will be no United Kingdom withholding tax.

        Persons in the United Kingdom (i) paying interest to or receiving interest on behalf of another person who is an individual, or (ii) paying amounts due on redemption of any Notes which constitute deeply discounted securities as defined in Chapter 8 of Part 4 of the Income Tax (Trading and Other Income) Act 2005 to or receiving such amounts on behalf of another person who is an individual, may be required to provide certain information to HM Revenue & Customs regarding the identity of the payee or person entitled to the interest and, in certain circumstances, such information may be exchanged with tax authorities in other countries. However, in relation to amounts payable on the redemption of such Notes HM Revenue & Customs published practice indicates that HM Revenue & Customs will not exercise its power to obtain information where such amounts are paid or received on or before April 5, 2013.

EU Directive on the Taxation of Savings Income

        Under EC Council Directive 2003/48/EC on the taxation of savings income, each member state is required to provide to the tax authorities of other member states details of payments of interest and other similar income paid by a person within its jurisdiction to, or collected by such a person for, an individual resident in or certain limited types of entity established in such other member state, except that Austria and Luxembourg may instead impose a withholding system for a transitional period (subject to a procedure whereby, on meeting certain conditions, the beneficial owner of the interest or other income may request that no tax be withheld) unless during such period they elect otherwise. Belgium has changed to the provision of information system (rather than a withholding system) from January 1, 2010.

        A number of non-EU countries, and certain dependent or associated territories of certain member states, have adopted similar measures (either provision of information or transitional withholding) in relation to payments made by a person within its jurisdiction to, or collected by such a person for, an individual resident or, certain limited types of entity established in a member state. In addition, the member states have entered into provision of information or transitional withholding arrangements with certain of those dependent or associated territories in relation to payments made by a person in a member state to, or collected by such a person for, an individual resident or certain limited types of entity established in one of those territories.

        The European Commission has proposed certain amendments to the Directive, which may, if implemented, amend or broaden the scope of the requirements described above. Investors who are in any doubt as to their position should consult their professional advisers.

UNDERWRITING

        Subject to the terms and conditions of the underwriting agreement, the underwriters named below, through their representatives BNP Paribas, Citigroup Global Markets Inc., Deutsche Bank Securities Inc. and Goldman Sachs International have severally agreed to purchase from Hungary the following respective principal amounts of Notes listed opposite their name below at the public offering price less the underwriting discounts and commissions set forth on the cover page of this Prospectus Supplement:

Underwriters	Principal Amount of Notes
BNP Paribas	US$	500,000,000
Citigroup Global Markets Inc.	US$	500,000,000
Deutsche Bank Securities Inc.	US$	500,000,000
Goldman Sachs International	US$	500,000,000

Total	US$	2,000,000,000

        The underwriting agreement provides that the obligations of the several underwriters to purchase the Notes offered hereby are subject to certain conditions precedent and that the underwriters will purchase all of the Notes offered by this Prospectus Supplement if any of these Notes are purchased. If any underwriter defaults, the underwriting agreement provides that the commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

        Hungary has been advised by the representatives of the underwriters that the underwriters propose to offer the Notes to the public at the public offering price set forth on the cover of this Prospectus Supplement. If all the Notes are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms. In certain jurisdictions, the underwriters may elect to effect sales of the Notes through their respective affiliates.

        Hungary estimates that its share of the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately US$150,000.

        Hungary has agreed to indemnify the underwriters against some specified types of liabilities, including liabilities under the U.S. Securities Act of 1933, as amended, and to contribute to payments the underwriters may be required to make in respect of any of these liabilities.

        In connection with the offering, the underwriters (or affiliates of the underwriters) may purchase and sell the Notes in the open market. These transactions may include short sales, purchases to cover positions created by short sales and stabilizing transactions in accordance with Regulation M under the Exchange Act.

        Short sales involve the sale by the underwriters of a greater principal amount of Notes than they are required to purchase in the offering. The underwriters may close out any short position by purchasing Notes in the open market. A short position is more likely to be created if underwriters are concerned that there may be downward pressure on the price of the Notes in the open market prior to the completion of the offering.

        Stabilizing transactions consist of various bids for or purchases of the Notes made by (or on behalf of) the underwriters in the open market for the purpose of pegging, fixing or maintaining the price of the Notes.

        The underwriters may impose a penalty bid. This occurs when a particular underwriter repays to the other underwriters a portion of the underwriting discount received by it because the representatives of the underwriters have repurchased Notes sold by or for the account of that underwriter in stabilizing or short covering transactions.

        Purchases to cover a short position and stabilizing transactions may have the effect of preventing or slowing a decline in the market price of the Notes. Additionally, these purchases, along with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the Notes. As a result, the price of the Notes may be higher than the price that might otherwise exist in the open market. These transactions may be effected in the over-the-counter market or otherwise.

        The underwriters are relying on an exemption obtained from the Commission from Rule 101 of Regulation M under the Exchange Act with respect to the trading activities of the underwriters and certain of their affiliates in connection with the offering.

        The underwriters or their affiliates have performed commercial banking, investment banking and advisory services for Hungary from time to time for which they have received customary fees and reimbursement of expenses. The underwriters or their affiliates may, from time to time, engage in transactions with and perform services for Hungary in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses.

        Delivery of the Notes to the underwriters will be made against payment therefore on or about the closing date specified on the cover page of this Prospectus Supplement, which will be the fourth business day following the date of pricing of the Notes (this settlement cycle is referred to as "T+4") but may be longer. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the date of pricing or the succeeding business day will be required, by virtue of the fact that the Notes initially will settle in T+4, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement.

Notice to Investors

        Each of the underwriters has agreed that it will not offer, sell or deliver any of the Notes, directly or indirectly, or distribute this Prospectus Supplement or the accompanying prospectus or any other offering material relating to the Notes, in or from any jurisdiction except under circumstances that will result in compliance with the applicable laws and regulations thereof and which will not impose any obligations on the underwriters except as set forth in the underwriting agreement.

Notice to Prospective Investors in the United Kingdom

        Each underwriter has represented and agreed that it has complied and will comply with all applicable provisions of the Financial Services and Markets Act 2000 (as amended) with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom.

Notice to Prospective Investors in France

        The Notes described in this Prospectus Supplement have not been and will not be offered or sold to the public in the Republic of France, and no offering or marketing materials relating to the notes described in this Prospectus Supplement must be made available or distributed in any way that would constitute, directly or indirectly, an offer to the public in the Republic of France.

        The Notes described in this Prospectus Supplement may only be offered or sold in the Republic of France pursuant to article L.411-2-II of the French Code monétaire et financier to (i) providers of third party portfolio management investment services (personnes fournissant le service d'investissement de gestion de portefeuille pour compte de tiers), (ii) qualified investors (investisseurs qualifiés) acting for their own account and/or (iii) a limited group of investors (cercle restreint d'investisseurs) acting for their own account, all as defined in and in accordance with articles L.411-1, L.411-2 and D.411-1 and D.411-4 of the French Code monétaire et financier.

        Prospective investors are informed that:

  (1)
  this Prospectus Supplement has not been submitted for clearance to the French financial market authority (Autorité des marchés financiers);

  (2)
  individuals or entities referred to in article L. 411-2-II-2 of the French Code monétaire et financier may participate in the offering for their own account, as provided under articles D.411-1, D.411-2, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier; and

  (3)
  the direct and indirect distribution or sale to the public of the notes described in this Prospectus Supplement acquired by them may only be made in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 to L.621-8-3 of the French Code monétaire et financier.

Notice to Prospective Investors in Hungary

        This Prospectus Supplement and the accompanying Prospectus has not been and will not be submitted to the Hungarian Financial Supervisory Authority and the Notes will not be offered in Hungary in a public offer or a private placement as defined in the Act No. CXX of 2001 on the Capital Markets. Each underwriter confirms its awareness of the above and represents that it has not offered or sold and undertakes that it will not offer or sell the Notes in Hungary in a public offer or a private placement and will not offer the Notes for sale to the general public in Hungary.

Notice to Prospective Investors in Hong Kong

        No advertisement, invitation or document relating to the Notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Italy

        The offering of the Notes has not been registered with the Italian Commissione Nazionale per le Società e la Borsa ("CONSOB") pursuant to Italian securities legislation. Each underwriter has represented and agreed that any offer, sale or delivery of the Notes or distribution of copies of this Prospectus Supplement and the accompanying Prospectus or any other document relating to the Notes in Italy will be effected in accordance with all Italian securities, tax and exchange control and other applicable laws and regulation.

        Any such offer, sale or delivery of the Notes or distribution of copies of this Prospectus Supplement and the accompanying Prospectus or any other document relating to the Notes in Italy must be:

  (i)
  made by an investment firm, bank or financial intermediary permitted to conduct such activities in Italy in accordance with Legislative Decree No. 58 of 24 February 1998, CONSOB Regulation No. 16190 of 29 October 2007 and Legislative Decree No. 385 of 1 September 1993 (in each case as amended from time to time); and

  (ii)
  in compliance with any other applicable laws and regulations or requirement imposed by CONSOB or any other Italian authority.

Notice to Prospective Investors in Japan

        The notes offered in this Prospectus Supplement have not been registered under the Financial Instruments and Exchange Law of Japan. The notes have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan (including any corporation or other entity organized under the laws of Japan), except (i) pursuant to an exemption from the registration requirements of the Financial Instruments and Exchange Law and (ii) in compliance with any other applicable requirements of Japanese law.

Notice to Prospective Investors in Singapore

        This Prospectus Supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this Prospectus Supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

        Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

  •
  a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

  •
  a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

        securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries' rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except

  •
  to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

  •
  where no consideration is or will be given for the transfer;

  •
  where the transfer is by operation of law; or

  •
  as specified in Section 276(7) of the SFA.

Notice to Prospective Investors in the Republic of China

        The Notes offered in this Prospectus Supplement have not been and will not be registered with the Financial Supervisory Commission, and will not be offered, sold or delivered at any time, directly or indirectly, in the Republic of China or to, or for the account or benefit of, any resident of the Republic of China. No person or entity in the Republic of China has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the Notes.

Notice to Prospective Investors in Korea

        The Notes have not been and will not be registered with the Financial Services Commission of Korea under the Financial Investment Services and Capital Markets Act of Korea. The Notes have not been offered, sold or delivered and will not be offered, sold or delivered, directly or indirectly, in Korea or to, or for the account or benefit of, any resident of Korea (as defined in the Foreign Exchange Transactions Law of Korea and the regulations thereunder), or to any other person for reoffering, resale or re-delivery, directly or indirectly, in Korea or to, or for the account or benefit of, any resident of Korea, except as otherwise permitted by applicable Korean laws and regulations.

Notice to Prospective Investors in Australia

        No offering circular, prospectus or other disclosure document (as defined in the Corporations Act 2001 of Australia (Cth) (the "Corporations Act")) in relation to the Notes has been or will be lodged with the Australian Securities and Investments Commission ("ASIC") or with ASX Limited.

        Each underwriter has represented, warranted and agreed (and each further underwriter appointed with respect to the Notes will be required to represent, warrant and agree) that it:

  (a)
  has not (directly or indirectly) offered, and will not offer for issue or sale and has not invited, and will not invite applications for issue, or offers to purchase Notes in, to or from Australia, including an offer or invitation which is received by a person in Australia; and

  (b)
  has not distributed or published, and will not distribute or publish, any offering memorandum, advertisement or other offering material relating to the Notes in Australia,

        unless,

  (i)
  the aggregate consideration payable by each offeree or invitee for the Notes is a minimum amount of A$500,000 (or the equivalent in another currency) disregarding amounts, if any, lent by the offeror or inviter or its associates (within the meaning of those expressions in Part 6D.2 of the Corporations Act), or the offer or invitation is otherwise an offer or invitation such that by virtue of section 708 of the Corporations Act no disclosure is required to be made to investors in accordance with Part 6D.2 of the Corporations Act and is not made to a retail client (as defined in section 761G and section 761GA of the Corporations Act); and

  (ii)
  the offer, invitation or distribution complies with all applicable Australian laws, regulations and directives and does not require any document to be lodged with ASIC under Division 5 of Part 6D.2 or under Part 7 of the Corporations Act.

Notice to Prospective Investors in Brazil

        The Notes have not been, and will not be, registered with the Brazilian Securities Commission (Comissão de Valores Mobiliários). Any public offering or distribution of the notes in Brazil, as defined under Brazilian laws and regulations, requires prior registration under Law No. 6,385, of December 7, 1976, as amended, and Instruction No. 400, issued by the CVM on December 29, 2003, as amended. Documents relating to an offering of the Notes by this Prospectus Supplement, as well as information contained therein, may not be distributed to the public in Brazil, nor be used in connection with any offer for subscription or sale of the Notes to the public in Brazil. The Notes may not be offered or sold in Brazil, except in circumstances that do not constitute a public offering or distribution under Brazilian laws and regulations.

Notice to Prospective Investors in the United Arab Emirates (excluding the Dubai International Financial Centre)

        Each underwriter has represented and agreed, and each further underwriter appointed under the Notes will be required to represent and agree, that the Notes to be issued have not been and will not be offered, sold or publicly promoted or advertised by it in the United Arab Emirates other than in compliance with any laws applicable in the United Arab Emirates governing the issue, offering and sale of securities.

Notice to Prospective Investors in the Dubai International Financial Centre

        Each underwriter has represented and agreed, and each further underwriter appointed under the Notes will be required to represent and agree, that it has not offered and will not offer the Notes to be issued to any person in the Dubai International Financial Centre unless such offer is:

  (a)
  an "Exempt Offer" in accordance with the Markets Rules 2012 of the Dubai Financial Services Authority (the "DFSA"); and

  (b)
  made only to persons who meet the Professional Client criteria set out in Rule 2.3.2 of the DFSA Conduct of Business Module.

Notice to Prospective Investors in Qatar (excluding the Qatar Financial Centre)

        Each of the underwriters has represented and agreed, and each further underwriter appointed under the Notes will be required to represent and agree, that it has not offered, delivered or sold, and will not offer, deliver or sell at any time, directly or indirectly, any Notes in the State of Qatar, except (a) in compliance with all applicable laws and regulations of the State of Qatar and (b) through persons or corporate entities authorized and licensed to provide investment advice and/or engage in brokerage activity and/or trade in respect of foreign securities in the State of Qatar.

Notice to Prospective Investors in Lebanon

        The securities described in this Prospectus Supplement have not been, and are not being, publicly offered, sold, promoted or advertised in Lebanon other than in compliance with the laws and regulations of Lebanon governing the issue, offering and sale of securities, and such securities may only be promoted in Lebanon by duly licensed and authorized Lebanese banks or financial institutions or brokerage institutions.

        Furthermore, this Prospectus Supplement does not constitute a public offer of securities in Lebanon and is not intended to be a public offer.

        The underwriters shall not be held liable for any breach of compliance with Lebanese laws and regulations.

        The investor's only reference with respect to the offering of the securities shall be the underwriters.

 LEGAL MATTERS

        Certain legal matters with respect to the Notes will be passed upon on behalf of Hungary by Dr. Zsolt Szita Law Office, Hungarian counsel of the Government Debt Management Agency Pte Ltd., and by Linklaters LLP, United States counsel for Hungary. Certain legal matters will be passed upon for the underwriters by Clifford Chance US LLP, United States counsel for the underwriters and by Lakatos, Köves and Partners, Hungarian counsel for the underwriters.

        All statements in this Prospectus Supplement and the accompanying Prospectus with respect to matters of the law of Hungary have been passed upon by Dr. Zsolt Szita Law Office, Hungarian counsel of the Government Debt Management Agency Pte Ltd. In rendering their opinions, Linklaters LLP will rely as to all matters of the law of Hungary upon the opinion of Dr. Zsolt Szita Law Office, and Clifford Chance US LLP will rely as to all matters of the law of Hungary upon the opinions of Dr. Zsolt Szita Law Office and Lakatos, Köves and Partners.

 GENERAL INFORMATION

Listing and Clearance

        Application will be made to the FCA for the Notes to be admitted to the Official List and to the London Stock Exchange for the Notes to be admitted to trading on its Regulated Market.

        The Notes have been accepted for clearance and settlement through DTC, Euroclear and Clearstream (CUSIP number 445545AJ5, ISIN number US445545AJ57, Common Code 099716304). The address of DTC is 55 Water Street, New York, NY 10041-0099, United States of America. The address of Euroclear is 1 Boulevard du Roi Albert II, B—1210 Brussels. The address of Clearstream is 42 Avenue JF Kennedy L-1855 Luxembourg.

Authorization

        The issue and sale of the Notes have been authorized by the Minister for National Economy of Hungary on November 14, 2013 pursuant to the authority conferred upon him by (i) Hungary Act No. CCIV of 2012 on the central budget of Hungary for the year 2013, (ii) Hungary Act No. CXCIV of 2011 on Economic Stability of Hungary and (iii) Hungary Act No. CXCV of 2011 on Public Finances.

        Information included in this Prospectus Supplement that is identified as being derived from a publication of, or supplied by, Hungary or the Hungarian government or one of its agencies or instrumentalities is included herein on the authority of such publication as a public official document of the Hungarian government.

Paying Agent

        Citibank, N.A., London Branch has been appointed by Hungary as the Paying Agent with respect to the Notes. The Notes will be issued under the Fiscal Agency Agreement, dated September 17, 2013 among Hungary, Citibank, N.A., London Branch, as the Fiscal Agent, and Citibank, N.A., London Branch, as the Paying Agent.

Documents

        Copies of this Prospectus Supplement, the accompanying Prospectus and the Fiscal Agency Agreement, so long as any of the Notes are outstanding, will be made available during normal business hours at the specified office of the Fiscal Agent set out at the end of this document.

Where You Can Find More Information

        Hungary has filed its annual report for 2012 on Form 18-K, as amended by Amendment No. 1 thereto, filed on Form 18-K/A, with the SEC electronically. Hungary's SEC filings are available to the public on the SEC's website at http://www.sec.gov.

        Such annual report on Form 18-K, together with its exhibits and amendments (if any) filed with the SEC before the end of the offering of the Notes, is considered part of and incorporated by reference in this Prospectus Supplement.

PROSPECTUS

HUNGARY

Debt Securities

        We may offer up to U.S.$5,000,000,000 of our debt securities for sale from time to time based on information contained in this prospectus and various prospectus supplements. The securities will be direct, unconditional, unsecured and general obligations of Hungary. The securities will rank equally in right of payment with all other unsecured and unsubordinated obligations of Hungary and will be backed by the full faith and credit of Hungary.

        We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any supplement, including any information incorporated herein or therein by reference, carefully before you invest. This prospectus may not be used to make offers or sales of securities unless accompanied by a supplement.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy of this prospectus. Any representation to the contrary is a criminal offence.

The date of this Prospectus is November 8, 2013

i

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that Hungary filed with the Securities and Exchange Commission (the "SEC") under a "shelf" registration process. Under this shelf process, Hungary may sell, from time to time, any of the debt securities described in this prospectus in one or more offerings up to a total U.S. dollar equivalent amount of U.S.$5,000,000,000. This prospectus provides you with basic information about Hungary and a general description of the debt securities Hungary may offer. Each time Hungary sells debt securities under this shelf process, it will provide a prospectus supplement that will contain updated information about Hungary, if necessary, and specific information about the terms of that offering. Before you invest, you should read both this prospectus and any prospectus supplement, including any information incorporated herein or therein by reference. References herein to the prospectus are also to the prospectus supplement.

        Any information in this prospectus may be updated or changed in a prospectus supplement, in which case the more recent information will apply.

FORWARD-LOOKING STATEMENTS

        This prospectus, any prospectus supplement and the documents incorporated by reference in this prospectus and any prospectus supplement include or may include forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1933. All statements other than statements of historical facts included in this prospectus or in a prospectus supplement regarding (among other things) Hungary's economy, fiscal condition, politics, debt or prospects, may constitute forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "estimate," "anticipate," "believe," "continue," "could," "should," "would" or similar terminology. Such statements include, but are not limited to, statements in this prospectus which refer to:

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  expected budget for any future fiscal year of Hungary;

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  estimated future budget results;

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  estimated future macroeconomic indicators;

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  expected expenditure cuts;

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  future privatizations and revenue from them;

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  future development of the current account, inflation and exchange rates;

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  future GDP growth or contraction, as applicable;

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  the financial sector;

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  future development and sustainability of health care and pension systems;

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  foreign direct investment ("FDI") levels;

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  the Convergence Programme, future participation of Hungary in the European exchange rate mechanics (ERM II), and the future introduction of the Euro as the official Hungarian currency;

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  the Structural Reform Plan;

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  deficit reduction plans;

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  any future IMF or World Bank stand-by or other credit facility;

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  any economic or financing plans, revenue, reverse exchange rates, inflation or other economic or macroeconomic data since the most recent applicable period set out herein; and

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  expected future payments on public debt.

        By their nature, forward-looking statements involve risk and uncertainty, and other factors described in the context of such forward-looking statements could cause actual results and developments to differ materially from those expressed in or implied by such forward-looking statements. Although Hungary believes that expectations reflected in its forward-looking statements are reasonable at this time, there can be no assurance that such expectations will prove to have been correct.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        Hungary files Annual Reports on Form 18-K with the SEC on a voluntary basis. Hungary's Annual Report on Form 18-K for the fiscal year ended December 31, 2012 (File Number 033-49294-01) filed with the SEC on September 13, 2013, as amended by the Form 18-K/A filed with the SEC on October 25, 2013, is hereby incorporated by reference into this prospectus and any accompanying prospectus supplement. Each Annual Report on Form 18-K (including all exhibits to the Annual Report) and any amendments to the Form 18-K on Form 18-K/A (including all exhibits) filed with the SEC by Hungary on or subsequent to the date of this prospectus and prior to the termination of any offering of the debt securities will be deemed to be incorporated by reference into this prospectus and into any accompanying prospectus supplement and to be a part of this prospectus and of any prospectus supplement from the date of the filing of the Form 18-K or Form 18-K/A and will supersede and replace any prior Form 18-K. As used in this prospectus, the term "Annual Report" will refer to any Form 18-K incorporated in this prospectus not superseded or replaced by operation of the preceding sentence.

        Any statement in this prospectus or contained in a document that is incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus or any accompanying prospectus supplement to the extent that a statement contained in the accompanying prospectus supplement or in any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement modified or superseded will not be deemed, except as modified or superseded by a document incorporated by reference into this prospectus, to constitute a part of this prospectus or any accompanying prospectus supplement.

        Any person receiving a copy of this prospectus may obtain, without charge, upon request, a copy of any of the documents incorporated by reference into this prospectus, except for the exhibits to documents incorporated by reference into this prospectus (other than exhibits expressly incorporated by reference into those documents). Requests for documents incorporated by reference into this prospectus should be directed to the Economic and Trade Commissioner of Hungary in New York at 223 East 52nd Street, New York, NY 10022; Telephone: 212-660-7909.

DATA DISSEMINATION

        Hungary is a subscriber to the International Monetary Fund's Special Data Dissemination Standard, or "SDDS", which is designed to improve the timeliness and quality of information of subscribing member countries. The SDDS requires subscribing member countries to provide schedules indicating, in advance, the date on which data will be released, the so-called "Advance Release Calendar". For Hungary, precise dates or "no-later-than dates" for the release of data under the SDDS are disseminated no later than 12 months in advance through the Advance Release Calendar, which is published on the Internet under the International Monetary Fund's Dissemination Standards Bulletin Board. Summary methodologies of all metadata to enhance transparency of statistical compilation are also provided on the Internet under the International Monetary Fund's Dissemination Standard Bulletin Board. The Internet website is located at

http://www.dsbb.imf.org/Pages/SDDS/CtyCtgList.aspx?ctycode=HUN. The website and any information on it are not part of this prospectus. All references in this prospectus to this website are inactive textual references to this URL, or "uniform resource locator", and are for your information only.

WHERE YOU CAN FIND MORE INFORMATION

        Hungary files an annual report on Form 18-K with the SEC. The annual report includes financial, statistical and other information concerning Hungary. You may read and copy any document Hungary files with the SEC at the SEC's public reference room in Washington, D.C. Hungary's SEC filings are also available to the public from the SEC's website at http://www.sec.gov. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room or log on to www.sec.gov.

ENFORCEMENT OF JUDGMENTS

        It may be difficult for investors to obtain or enforce judgments against Hungary. Hungary is a foreign sovereign. Foreign sovereigns are generally immune from lawsuits and from the enforcement of judgments under U.S. law. Foreign sovereigns may waive this immunity and limited exceptions to this rule are spelled out in the U.S. Foreign Sovereign Immunities Act of 1976.

        Hungary will be submitting to the jurisdiction of courts present in New York City for lawsuits brought by investors on the debt securities. Thus, Hungary will specifically agree that these courts have the authority to try a case against it for these specific actions.

        In addition, Hungary will waive its right to claim immunity for any lawsuits brought by investors in courts present in New York City or in any appropriate court in Hungary. This waiver of immunity will be limited. Such a waiver will constitute only a limited and specific waiver for the purposes of the debt securities and under no circumstances shall it be interpreted as a general waiver by Hungary or a waiver with respect to proceedings unrelated to the debt securities. Further, Hungary will not agree to waive its right to immunity with regard to:

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  actions brought against Hungary under U.S. federal securities laws or any state securities laws;

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  present or future "premises of the mission" as defined in the Vienna Convention on Diplomatic Relations signed in 1961;

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  "consular premises" as defined in the Vienna Convention on Consular Relations signed in 1963;

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  any other property or assets used solely or mainly for official state purposes in Hungary or elsewhere;

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  military property or military assets or property or assets of Hungary related thereto; and/or

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  any non-transferable national assets and national assets with priority importance as defined in or in accordance with applicable Hungarian laws.

        Thus, Hungary may assert immunity to such actions. Investors may have a difficult time making any claims based upon such securities laws or enforcing judgments against the property described above.

        In accordance with Regulation (EC) No 593/2008 of the European Parliament and of the Council of 17 June 2008 relating to contractual obligations ("Rome I") (which is directly applicable to Hungary), in the case of contractual obligations in civil and commercial matters which fall under the scope of Rome I, Hungarian law recognizes that contracting parties may freely agree on a choice of foreign law whether or not it is the law of a Member State of the EU. In the case of contractual obligations which fall beyond the scope of Rome I, under Law-Decree No. 13 of 1979 on International Private Law of Hungary, the parties may freely agree on a choice of a non-Hungarian jurisdiction and of foreign law in commercial matters provided that there is a substantial foreign element in their legal relationship. The agreed upon courts have exclusive jurisdiction, unless otherwise provided by the parties.

        In accordance with Regulation (EC) No 864/2007 of the European Parliament and of the Council of 11 July 2007 relating to non-contractual obligations ("Rome II") (which is directly applicable to Hungary), in the case of non-contractual obligations which fall under the scope of Rome II, Hungarian law also recognizes that contracting parties may freely agree on a choice of foreign law to govern non-contractual obligations arising out of or in connection with certain contractual obligations.

        Hungary and the United States are not parties to any treaty regarding the enforcement of judgments. Under Hungarian law, a judgment of a court established in a country other than Hungary may be enforced in the Hungarian courts, if: (i) the jurisdiction of the foreign court is legitimate under the rules of jurisdiction of Hungarian law; (ii) the decision is final under the foreign law under which it was made; (iii) there is reciprocity between Hungary and the state of the foreign court; and that (a) such judgment does not contravene the basic principles of public policy in Hungary; (b) the losing party or its representative had proper or timely notice of the proceedings; (c) the proceedings in which the judgment was made did not seriously breach general principles of Hungarian procedural rules; (d) litigation between the same parties involving the same dispute was not commenced in Hungary prior to the initiation of the foreign litigation; and (e) Hungarian courts have not already determined the matter (res judicata). However, Hungarian courts must recognize and enforce judgments of a foreign court chosen by the parties in a commercial matter (in Hungarian: vagyonjogi határozat) even if there is no reciprocity between Hungary and the state of the foreign court, provided that the choice of forum by the parties is valid under the above-mentioned decree.

        Following Hungary's accession to the EU on May 1, 2004, Council Regulation 2001/44/EC on jurisdiction and the recognition and enforcement of judgments in civil and commercial matters applies to judgments and their enforcement by and of courts in the Member States of the EU.

        Hungary is a party to the New York Convention on the Recognition and the Enforcement of Foreign Arbitral Awards, dated June 10, 1958, and therefore the recognition and enforcement of the arbitration awards obtained in a country being a party to such treaty may be possible in Hungary, provided that such forum has been chosen and the provisions therein are not contrary to Hungarian public policy. However, unless otherwise provided in the applicable prospectus supplement for a given issue, Hungary has not agreed to arbitrate claims brought by investors relating to the debt securities.

        Due to the above rules on enforcement, even if a U.S. court were to rule in an investor's favor, such an investor may have in certain cases a difficult time collecting such amount in Hungary, the location of most of Hungary's assets.

USE OF PROCEEDS

        Unless otherwise indicated in the relevant prospectus supplement, the net proceeds from each sale of debt securities will be used for general financing purposes. Hungary may also issue securities in exchange for any of its outstanding securities.

DESCRIPTION OF DEBT SECURITIES

        This is a brief summary of the terms and conditions of the debt securities and the related fiscal agency agreement. Copies of the debt securities and the fiscal agency agreement forms, which may differ from one series of debt securities to another, will be filed as exhibits to the registration statement that includes this prospectus. You should not assume this summary is complete and should rely primarily on the information found in the exhibits. Each time Hungary sells securities, Hungary will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. If the information in this prospectus differs from any subsequent prospectus supplement, you should rely on the updated information in the prospectus supplement.

General

        Hungary will issue the debt securities under a fiscal agency agreement between Hungary and a selected fiscal agent.

        Hungary may issue the debt securities in one series or more, as it may authorize from time to time. The prospectus supplement for each such series will contain the following information:

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  designation, aggregate principal amount, any limitation on the aggregate principal amount, currency of denomination and payment, and authorized denominations;

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  price of the securities, expressed as a percentage of the principal amount at which the debt securities will be issued;

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  level and method of determining any interest rate(s);

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  any dates of interest rate payments and dates from which interest will accrue;

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  any index, price or formula used to set the amount of any payment of principal, premium or interest;

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  places where the principal, any premium and any interest will be payable;

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  the record dates, if any, for the determination of holders of debt securities to whom any interest or principal is payable;

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  any optional or mandatory redemption terms, or repurchase or sinking fund provisions;

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  whether the debt securities will be in bearer form and include any interest coupons, or in registered form, or both bearer and registered form, as well as restrictions on the exchange of one form for another and on the offer, sale and delivery of debt securities in bearer form; and

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  other specific information as needed.

        Any debt securities offered by Hungary that are exchangeable for other debt securities or for shares, bonds or other obligations or securities of Hungary or any other person or body corporate formed or to be formed by Hungary will be described in the prospectus supplement relating to such debt securities.

        The prospectus supplement for a given issue of debt securities will also provide information on the principal United States federal income and other tax consequences, if any, applicable to such debt securities.

        If applicable, the prospectus supplement may also describe any Republic income tax consequences and special considerations applicable to that particular series of debt securities.

        Hungary may issue the debt securities as discounted securities which either bear no interest or bear interest at a rate below market rates at the time of issue. These discounted debt securities may be sold at a substantial discount below the stated principal amount.

Status of the Debt Securities

        The debt securities will be direct, unconditional, unsecured and general obligations of Hungary. Except as explained under the heading "Negative Pledge" below, the debt securities will rank at least equally in right of payment with all other unsecured and unsubordinated obligations of Hungary on or after the date the debt securities are issued, except for such obligations as may be preferred by mandatory provisions of applicable law. As of the date of this prospectus, there are no such provisions under Hungarian law providing for the preference of any such obligation. The debt securities will be backed by the full faith and credit of Hungary. Hungary will give no preference to one obligation over another on the basis of priority of issue date or currency of payment.

Payment

        Unless otherwise specified in the applicable prospectus supplement, principal at maturity of a debt security will be payable at the office of the fiscal agent upon surrender of the debt security, and interest will be paid by check mailed to the registered holders of the debt securities. A registered holder of a debt security of a series, the aggregate principal amount of which equals or exceeds $1,000,000, may elect in writing to have interest paid to it by wire transfer in same-day funds to a bank account maintained by the holder in the United States. Notwithstanding anything above to the contrary, if the debt securities are to be issued in the form of global securities (as discussed below) payment of the principal of and interest on any such global debt securities will be made in accordance with the regular procedures established by the depository for those global debt securities.

        If any date on which principal or interest or additional amounts is due to be paid is not a business day for the fiscal agent, Hungary may pay such principal or interest on the next succeeding business day and no interest shall accrue for such intervening period, provided however that if that next succeeding business day falls in the next calendar month, such payment of principal or interest will be payable on the first preceding business day. For this purpose, business day means a day on which commercial banks and foreign exchange markets are open for business and settle payments both in London and New York.

        Any moneys held by the fiscal agent in respect of debt securities and remaining unclaimed for two years after those amounts have become due and payable shall be returned to Hungary, as provided and in the manner set forth in the debt securities. After the return of these moneys to Hungary, the holders of these debt securities may look only to Hungary for any payment.

        Claims for payment of the principal amount of the debt securities shall become void ten years after such principal amount became due and payable. Claims for payment of interest on the debt securities shall become void five years after the relevant interest payment date on which the interest became due and payable.

Negative Pledge

        As long as any debt security remains outstanding, Hungary will not allow any Security Interest to be established on any of Hungary's or the National Bank of Hungary's ("NBH") assets or revenues, present or future, in order to secure (i) any Public External Indebtedness of Hungary having an original maturity of at least one year, or (ii) any Public External Indebtedness of the NBH having an original maturity of at least one year and incurred on or prior to December 31, 1998, unless the debt securities are secured equally and ratably to this external indebtedness.

        For these purposes:

        "External Indebtedness" means any obligation in respect of existing or future Indebtedness denominated or payable, or at the option of the holder thereof payable, in a currency other than the lawful currency of Hungary. If at any time the lawful currency of Hungary becomes the Euro, then External Indebtedness shall also include Indebtedness expressed in or payable or optionally payable in Euro, if (i) such Indebtedness was issued after the date on which the Euro became the lawful currency of Hungary, and (ii) more than 50% of the aggregate principal amount of such Indebtedness was initially placed outside Hungary.

        "Public External Indebtedness" means External Indebtedness which: (i) is in the form of, or represented by, bonds, notes or other similar securities, and (ii) is, or may be, quoted, listed or ordinarily purchased and sold on any stock exchange, automated trading system or over-the-counter or other securities market.

        "Indebtedness" means any indebtedness of any Person (whether incurred as principal or surety) for money borrowed.

        "Person" means any individual, company, corporation, firm, partnership, joint venture, association, organization, state or agency of a state or other entity, whether or not having separate legal personality.

        "Security Interest" means any lien, pledge, hypothecation, mortgage, security interest, charge or other encumbrance or arrangement which has a similar legal and economic effect, and, without limitation, anything analogous to any of the foregoing under the laws of any jurisdiction.

Governing Law

        The debt securities will be governed by the laws of the State of New York, without regard to the conflicts of law principles of the State of New York (other than Section 5-1401 of the General Obligation Law of the State of New York), except for Hungary's authorization and execution procedures and any other matters that must be governed by the laws of Hungary. Hungary will submit to the jurisdiction of any state or federal court in New York City for lawsuits brought by investors on the debt securities. Investors may also bring actions against Hungary in the appropriate Hungarian courts. Hungary will appoint the Economic and Trade Commissioner of Hungary in New York at 223 East 52nd Street, New York, New York, 10022, as its authorized agent to receive any process that may be served in an action brought by an investor.

Fiscal Agent

        The fiscal agency agreement will govern the duties of the fiscal agent appointed by Hungary for each series of debt securities. The fiscal agent chosen for each series may not always be the same agent. Hungary may also maintain deposit accounts and conduct other banking transactions in the ordinary course of business with the fiscal agent.

        Please note that the fiscal agent is an agent of Hungary, not a trustee for the holders of the debt securities, and does not have the responsibility or duty to act for the holders as a trustee.

Payment of Additional Amounts

        All payments made in respect of a debt security, including payments of principal and interest, to a holder of a debt security that is not a resident of Hungary, will be made by Hungary without withholding or deducting for or on account of present or future taxes, duties, levies or other governmental charges of whatever nature imposed or levied by Hungary or any political subdivision or taxing authority within Hungary ("Taxes"). In the event Hungary is required by law to deduct or withhold any such Taxes from payments, Hungary will pay such additional amounts as may be necessary so that the net amount received is equal to the amount provided for in the debt security to be paid in the absence of such deduction or withholding. A holder will not be paid any additional amounts, however, if the Tax is:

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  a Tax that would not have been imposed but for the holder's present or former connection (or a connection of the holder's fiduciary, shareholder or other related party) with Hungary, including being or having been a citizen or resident of Hungary or being or having been engaged in a trade or business or present in Hungary or having, or having had, a permanent establishment in Hungary;

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  imposed on a payment to an individual and is required to be made pursuant to the European Council Directive 2003/48/EC on taxation of savings income in the form on interest payments or any other Directive implementing the conclusions of the EU Council of Finance Ministers meeting of November 26 and 27, 2000 or any law implementing or complying with, or introduced in order to conform to, such Directive;

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  imposed because the holder presents a debt security for payment more than thirty (30) days after the date on which the payment became due and payable;

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  an estate, inheritance, gift, sales, transfer or personal property tax or any similar tax, assessment or governmental charge;

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  a tax, assessment or other governmental charge which is payable other than by withholding;

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  a Tax that would not have been imposed but for the failure to comply with certification, information or other reporting requirements concerning the holder's nationality, residence or identity (or the nationality, residence or identity of the beneficial owner of the debt security), if the holder's compliance is required by the laws of Hungary or of any political subdivision or taxing authority of Hungary to avoid or reduce such tax;

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  required to be withheld by any paying agent from a payment on the debt security if such payment can be made without such withholding by another paying agent; or

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  imposed as a result of any combination of the items listed above.

        Furthermore, no additional amounts will be paid with respect to any debt security to a holder who is a fiduciary or partnership or other than the sole beneficial owner of such payment to the extent that the settlor with respect to such fiduciary, partner or beneficial owner, as the case may be, would not have been entitled to payment of such additional amounts if they held the debt security themselves.

Events of Default and Acceleration; Collective Action Securities

        The debt securities that Hungary will issue will be collective action securities. Collective action securities contain provisions regarding acceleration and future modification to their terms that may differ from those applicable to Hungary's outstanding securities that are not designated as collective action securities, as follows:

        Event of Default; Event of Acceleration.    For each series of debt securities:

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  an "event of default" means any of the following:

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  non-payment—Hungary fails to pay the principal of or interest on any debt security in the series for more than 30 days after payment is due; or

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  breach of other obligations—Hungary does not perform any of its other covenants under any debt security in the series for more than 60 days after the holder of the debt security has given written notice of the breach to Hungary at the fiscal agent's corporate trust office;

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  an "event of acceleration" means any of the following:

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  failure to take action—any action, condition or any other thing which at any time is required to be taken, fulfilled or done in order: (A) to enable Hungary lawfully to enter into, exercise its rights and perform and comply with its obligations under and in respect of that series of debt securities, (B) to ensure that those obligations are legal, valid, binding and enforceable and (C) subject to their official translation into the Hungarian language, to make the debt securities admissible in evidence in the courts of Hungary, is not taken, fulfilled or done within 30 days of receipt by Hungary of written notice thereof; or

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    invalidity—it becomes illegal for Hungary to perform any of its obligations under the debt securities or if these obligations become invalid and not remedied by Hungary within 30 days' written notice thereof.

        If an event of default or an event of acceleration occurs, all of the debt securities in the given series may, by written notice addressed and delivered by the holders of at least 25% of the aggregate principal amount of the outstanding debt securities in that series to Hungary at the office of the fiscal agent, be declared to be immediately due and payable, unless prior to such date Hungary shall have remedied the event of default or event of acceleration for all the debt securities in that series.

        If the fiscal agent receives notice in writing from holders of at least 50% in aggregate principal amount of the outstanding debt securities in the given series and/or a resolution is passed at a meeting of the holders of the debt securities in that series, duly convened and held in accordance with the fiscal agency agreement, to the effect that the event(s) of default and/or event(s) of acceleration giving rise to a declaration of acceleration made pursuant to the conditions above is or are cured or is or are waived by them following any such declaration and that such holders request the fiscal agent to rescind the relevant declaration, the fiscal agent shall, by notice in writing to Hungary and the holders, rescind the relevant declaration whereupon it shall be rescinded and shall have no further effect.

        For these purposes, "outstanding debt securities" in a given series does not include those debt securities in that series (if any) which are for the time being held by any person (including but not limited to Hungary) for the benefit of Hungary or by any public body owned or controlled, directly or indirectly, by Hungary.

        Hungary is not obliged to provide investors with periodic evidence that there are no defaults and/or events of acceleration. Please also note that the fiscal agency agreement does not provide for the holders to be notified of the existence of an event of default or an event of acceleration or for any right to examine the debt securities register.

        Meeting of Holders of Debt Securities; Modification.    The fiscal agency agreement contains provisions for convening meetings of holders of debt securities in a given series to consider matters relating to the debt securities in that series, including, without limitation, the modification of any provision of the terms of the debt securities in that series. Any such modification may be made if, having been approved in writing by Hungary, it is sanctioned by an Extraordinary Resolution. Such a meeting may be convened by Hungary and shall be convened by the fiscal agent upon the request in writing of holders holding not less than 10% of the aggregate principal amount of the outstanding debt securities in the given series. The quorum at any meeting of holders convened to vote on an Extraordinary Resolution will be two or more persons holding or representing not less than 50% of the aggregate principal amount of the outstanding debt securities in the given series or, at any adjourned meeting of holders, two or more persons being or representing holders, whatever the aggregate principal amount of the outstanding debt securities held or represented; provided, however, that any proposals relating to a Reserved Matter may only be sanctioned by an Extraordinary Resolution passed at a meeting of holders at which two or more persons holding or representing not less than 75% of the aggregate principal amount of the outstanding debt securities in that series or, at any adjourned meeting, 25% of the aggregate principal amount of the outstanding debt securities in the given series form a quorum. Any Extraordinary Resolution duly passed at any such meeting shall be binding on all the holders, whether present or not.

        If a resolution is brought in writing, such a resolution in writing may be contained in one document or several documents in the same form, each signed by or on behalf of one or more holders.

        To participate in a meeting of holders of debt securities, a holder of debt securities must obtain a proxy or voting certificate from the fiscal agent, as described in the fiscal agency agreement.

        For these purposes:

        "Extraordinary Resolution" means:

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  in relation to any Reserved Matter:

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  a resolution passed at a meeting of holders duly convened and held in accordance with the fiscal agency agreement by a majority consisting of not less than 75% of the aggregate principal amount of all outstanding debt securities in the given series; or

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  a resolution in writing signed by or on behalf of holders of not less than 75% of the aggregate principal amount of all outstanding debt securities in the given series; and

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  in relation to any other matter:

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  a resolution passed at a meeting of holders duly convened and held in accordance with the fiscal agency agreement by a majority consisting of not less than 66.67% of the aggregate principal amount of the outstanding debt securities in the given series which are represented at that meeting; or

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  a resolution in writing signed by or on behalf of holders of not less than 66.67% of the aggregate principal amount of all outstanding debt securities in the given series.

        "Reserved Matter" means any proposal to:

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  change any date, or the method of determining the date, fixed for payment of principal or interest in respect of the debt securities in the given series, to reduce the amount of principal or interest payable on any date in respect of the debt securities in that series or to alter the method of calculating the amount of any payment in respect of the debt securities in that series on redemption or maturity or the date for any such payment;

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  effect the exchange or substitution of the debt securities in the given series for, or the conversion of the debt securities in that series into, shares, bonds or other obligations or securities of Hungary or any other person or body corporate formed or to be formed;

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  reduce or cancel the principal amount of the debt securities in the given series;

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  vary the currency or place of payment in which any payment in respect of the debt securities in the given series is to be made;

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  amend the status of debt securities in the given series;

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  amend the obligation of Hungary to pay additional amounts;

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  amend the events of default or the events of acceleration;

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  amend the law governing the debt securities in the given series, the courts to the jurisdiction to which Hungary has submitted in the debt securities in that series, Hungary's obligation to maintain an agent for service of process in the United States or Hungary's waiver of immunity, in respect of actions or proceedings brought by any holder of the debt securities in that series;

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  modify the provisions contained in the fiscal agency agreement concerning the quorum required at any meeting of the holders of the debt securities in the given series or any adjournment thereof or concerning the majority required to pass an Extraordinary Resolution or the percentage of votes required for the taking of any action;

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  change the definition of "Extraordinary Resolution" or "outstanding" in the conditions of the debt securities in the given series and/or fiscal agency agreement;

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  instruct any holder or committee appointed on behalf of all holders of the debt securities in the given series to withdraw, settle or compromise any proceeding or claim being asserted pursuant to the relevant condition of the debt securities in that series;

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  confer upon any committee appointed any powers or discretions which the holders of the debt securities in the given series could themselves exercise by Extraordinary Resolution; or

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  amend the definition of Reserved Matter.

        For these purposes, "outstanding debt securities" in a given series does not include those debt securities in that series (if any) which are for the time being held by any person (including but not limited to Hungary) for the benefit of Hungary or by any public body owned or controlled, directly or indirectly, by Hungary.

        Hungary and the fiscal agent may, without the vote or consent of any holder of debt securities of a series, amend the fiscal agency agreement for the purposes of:

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  curing any ambiguity, or of curing, correcting or supplementing any defective provision contained in the fiscal agency agreement; or

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  amending the fiscal agency agreement in any manner as Hungary or the fiscal agent may deem necessary or desirable, which is not inconsistent with the debt securities of that series and, as solely determined by Hungary, does not adversely affect the interests of any holder of debt securities of that series.

        Representative Committee.    The holders of the debt securities in a series may, by a resolution passed at a meeting of holders duly convened and held in accordance with the fiscal agency agreement by a majority of at least 50% in aggregate principal amount of the debt securities in that series then outstanding, or by notice in writing to the fiscal agent signed by or on behalf of the holders of at least 50% in aggregate principal amount of the debt securities in that series then outstanding, appoint any persons as a committee to represent the interests of the holders if any of the following events shall have occurred:

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  an event of default or an event of acceleration;

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  any event or circumstance which would, with the giving of notice, lapse of time, the issuing of a certificate and/or fulfillment of any other requirement provided for become an event of default or an event of acceleration; or

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  any public announcement by Hungary, to the effect that Hungary is seeking or intends to seek a restructuring of that series of debt securities (whether by amendment, exchange offer or otherwise).

        Such committee in its discretion may, among other things, (i) engage legal advisers and financial advisers to assist it in representing the interests of the holders, (ii) adopt such rules as it considers appropriate regarding its proceedings and (iii) enter into discussions with Hungary and/or other creditors of Hungary.

Further Issues of Debt Securities of a Series

        Hungary may from time to time, without the consent of holders of the debt securities of any series, create and issue additional debt securities with the same terms and conditions as those of the debt securities of that series even if such additional debt securities have original issue discount for U.S. federal income tax purposes and even if doing so may adversely affect the value of the debt securities of that series. Such additional debt securities, together with the debt securities of that series, will constitute a single series of debt securities under the fiscal agency agreement.

Global Securities

        If specified in a prospectus supplement, Hungary will issue the debt securities as one or more fully registered global securities to be deposited with or on behalf of The Depository Trust Company, New York, New York ("DTC"), its nominee and/or one or more depositories named in the prospectus supplement, such as the Euroclear Bank S.A./N.V., as operator of the Euroclear System ("Euroclear") and Clearstream Banking, S.A., Luxembourg ("Clearstream, Luxembourg").

        DTC is a limited-purpose trust company organized under the laws of the State of New York, a member of the U.S. Federal Reserve System, a "clearing corporation" as defined by the New York Uniform Commercial Code and a "clearing agency" registered under the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities of its participants and facilitates clearance and settlement of securities transactions through electronic book-entry changes in its participants' accounts. This eliminates the need to exchange certificates. DTC's participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC's book-entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that work through a participant. The rules that apply to DTC are on file with the SEC and the DTC agrees and represents to its participants that it will administer its book-entry system accordingly.

        The issuance of global securities by Hungary means Hungary will not issue certificates to each holder. A global security will be registered in the name of the related depository or its nominee, who will keep computerized records of its participants (such as the holder's broker) whose clients have purchased the debt securities. The participant will keep a record of its clients who purchased the debt securities. Except as explained below or in an applicable prospectus supplement, a global security may be transferred only in whole and only to the appropriate depository or its nominee.

        While the relevant prospectus supplement will describe the specific terms of the depository arrangement for any portion of a series of debt securities represented by a global security, Hungary anticipates that the following provisions will apply to all depository arrangements.

        After a global security is issued, Hungary expects that the depository or nominee will credit on its electronic system the principal amounts of the debt securities represented by the global security to the accounts of its "participants," i.e., institutions that have accounts with the depository or nominee. Only participants or persons that may hold interests through participants may own beneficial interests in a global security. These beneficial interests will be shown on, and transfers of global securities will be made only through the records maintained by the depository and its participants. Please note that laws in certain states require that purchasers must acquire securities in physical form (i.e., certificates). Such limitations may prevent certain investors from owning, transferring or pledging a beneficial interest in a global security.

        Hungary will provide the fiscal agent with payment of principal, any premium or interest due on the debt securities on an interest payment date or at maturity on that day. As soon as possible thereafter, the fiscal agent will make such payments to the depository or nominee that is the registered owner of the global security representing the particular debt securities according to arrangements made between the fiscal agent and the depository. Hungary will treat the depository or its nominee as the owner for all purposes. Therefore, neither Hungary nor the fiscal agent will have any direct responsibility or liability for payments made on account of beneficial ownership interests of a global security or for maintaining or reviewing the related records.

        After receiving payment of any principal or interest, the depository will credit the accounts of the participants on the payment dates according to their respective holdings of beneficial interests in the global securities as shown in the relevant records. Payments by participants to owners of beneficial interests in the global securities will be governed by the customary practices between the participants and owners of beneficial interests in "street name." However, payments will be the responsibility of the participants and not of the depository or Hungary.

        As long as a depository or nominee is the registered owner of a global security, it will continue to be considered the sole owner and holder of the debt securities represented by the global security. Except for cases outlined in this section or in a prospectus supplement, owners of beneficial interests in a global security:

  •
  may not have the debt securities represented by the global security registered in their names;

  •
  will not receive or be entitled to receive debt securities in certificate form through exchange or some other manner; and

  •
  will not be considered the owners or holders of any debt securities represented by a given global security.

        Accordingly, investors owning a beneficial interest in a global security must rely on participants of the depository to exercise any of their rights under the debt securities. Participants must in turn rely upon the procedures of the depository. Under current industry practice, if the owner of a beneficial interest desired to take any action that the depository or its nominee would have the right to take as the holder of the global security, the depository would authorize the participant to take such an action and the participants would then authorize beneficial owners to do the same or would otherwise follow the instructions of the owner of the beneficial interest.

        Unless stated otherwise in a prospectus supplement, no global security may be transferred, except in whole and not in part, and only by the related depository to a nominee of such depository or by a nominee of such depository to such depository or any other nominee of such depository

        Notwithstanding the foregoing, under the following conditions, debt securities represented by a global security may be exchanged for debt securities in certificate form in denominations specified in the applicable prospectus supplement:

  •
  if the depository or each of Euroclear and Clearstream, Luxembourg notifies Hungary that it is unwilling or unable to continue as depository or if the depository ceases to be a clearing agency registered under applicable law and a replacement depository is not appointed;

  •
  Hungary decides not to have all of the debt securities of the series represented by the global security;

  •
  if there is a continuing actual or potential event of default that would allow the holders of the related debt securities to declare their principal and interest immediately due and payable; or

  •
  in such other events as may be specified in a prospectus supplement.

        Any debt security that is exchangeable under the above conditions may be exchanged for debt securities in certificate form registered in the names specified by the depository. Debt securities that have been exchanged may be presented for registration of transfer or exchange at the office of the fiscal agent in London or Luxembourg. Subject to the above, a global security is not exchangeable, except for a global security or global securities of the same aggregate denominations to be registered in the name of the depository or its nominee.

PLAN OF DISTRIBUTION

        This summary plan of distribution will be supplemented by a description of the particular offering and its terms and conditions in a prospectus supplement issued for each series of the debt securities. Each such prospectus supplement will include the following information:

  •
  names and addresses of any underwriters or agents;

  •
  price of the debt securities;

  •
  net proceeds received by Hungary from the sale of the debt securities;

  •
  discounts or other compensation to the underwriters;

  •
  discounts or concessions made to dealers;

  •
  security exchanges on which the debt securities may be listed.

        Hungary may sell the debt securities:

  •
  through underwriters or dealers;

  •
  directly to one or more institutional purchasers; or

  •
  through agents.

By Underwriters

        If underwriters are used in the sale, the debt securities will be acquired by the underwriters for their own account. The underwriters may resell the debt securities from time to time in one or more transactions, including negotiated transactions, either at a fixed public offering price or at varying prices set at the time of sale. The debt securities may be offered to the public either through underwriting syndicates represented by the managing underwriters or directly from syndicate members or designated dealers. Unless the applicable prospectus supplement states otherwise, certain conditions must be met before the underwriters will be obliged to purchase the debt securities and, once any debt securities are purchased, the underwriters must then purchase all of the debt securities offered in the prospectus supplement. Any initial public offering price and discounts or concessions made to dealers may be changed from time to time.

Direct Sales

        Hungary may sell the debt securities directly to one or more institutional investors. In this case, no underwriters or agents would be involved.

By Agents

        Hungary may sell the debt securities through agents. In this case, the prospectus supplement will give the name of the agents involved in the offer and sale of the debt securities and the commission Hungary will pay for the agent's services. Unless the prospectus supplement indicates otherwise, the agent will use its best efforts to solicit purchases during the time of its appointment.

        A prospectus supplement may also indicate that Hungary will authorize agents, dealers or underwriters to solicit offers from specified institutions to purchase the debt securities. These institutions would purchase the debt securities at the public offering price given in the prospectus supplement, plus accrued interest, on the basis of delayed delivery contracts providing for payment and delivery on one or more specified dates in the future. These contracts will be subject only to the conditions given in the prospectus supplement, which would also contain the commission payable for solicitation.

        Hungary may have agreements with underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the United States Securities Act of 1933, or to contribute to any payments that the underwriters, dealers or agents may be required to make. Underwriters and agents may also engage in transactions with or perform services for Hungary in the ordinary course of their business.

        Each series of the debt securities will be a new issue of the debt securities with no established trading markets. Underwriters, dealers and agents may, but need not, make a market in the debt securities and may discontinue market making at any time without notice. Neither Hungary nor any underwriters, dealers or agents can give any assurance as to the liquidity of the trading market for the debt securities.

VALIDITY OF THE SECURITIES

        Certain legal matters with respect to the debt securities to be offered will be passed upon on behalf of Hungary by the special Hungarian counsel for Hungary to be named in a relevant prospectus supplement, and by the special United States counsel for Hungary to be named in a relevant prospectus supplement, and, if sold to or through underwriters, will be passed upon for such underwriters by their United States counsel to be named in the prospectus or prospectus supplements thereto. All statements in this prospectus with respect to matters of the law of Hungary have been passed upon by Dr. Zsolt Szita Law Office, Hungarian counsel to the Government Debt Management Agency Private Company Limited by Shares. In rendering its opinion, United States counsel will rely as to all matters of the law of Hungary upon the opinion of Dr. Zsolt Szita Law Office.

AUTHORIZED AGENT IN THE UNITED STATES

        The authorized agent of Hungary in the United States is the Economic and Trade Commissioner of Hungary in New York at 223 East 52nd Street, New York, NY 10022.

OFFICIAL STATEMENTS AND DOCUMENTS

        The information set forth herein and in the documents incorporated by reference relating to Hungary has been reviewed by Mr. Mihály Varga in his official capacity as the Minister for National Economy, being the Minister responsible for Public Finances, and is included herein on his authority.

        The information for which the NBH has been cited as the source was provided by the NBH. The information for which the Ministry for National Economy is cited as the source was provided by the Ministry for National Economy of Hungary. The information for which the Government Debt Management Agency Private Company Limited by Shares is cited as the source was provided by the Government Debt Management Agency Private Company Limited by Shares.

ISSUER
HUNGARY

Principal Office of Authorized Agent in the United States
Economic and Trade Commissioner of Hungary in New York
223 East 52nd Street
New York, NY 10022
United States of America

FISCAL AGENT, PAYING AGENT, TRANSFER AGENT AND REGISTRAR
Citibank, N.A., London Branch
Citigroup Centre, 21st Floor
Canada Square
Canary Wharf
London E14 5LB

LEGAL ADVISERS TO HUNGARY
As to United States Law	As to Hungarian Law
Linklaters LLP 1345 Avenue of the Americas New York, NY 10105 United States of America	Dr. Zsolt Szita Law Office H-1015 Budapest Toldy F. u. 17 Hungary
LEGAL ADVISERS TO THE UNDERWRITERS
As to United States Law	As to Hungarian Law
Clifford Chance US LLP 31 West 52nd Street New York, NY 10019 United States of America	Lakatos, Köves and Partners 1075 Budapest Madách Imre út 14. Hungary

        You should rely only on the information contained in or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different or inconsistent information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained or incorporated by reference in this Prospectus Supplement or the accompanying Prospectus is accurate as of any date other than the date on the front of this Prospectus Supplement or the accompanying Prospectus.

HUNGARY

US$2,000,000,000
5.750% NOTES DUE 2023

PROSPECTUS SUPPLEMENT

BNP PARIBAS	Citigroup	Deutsche Bank Securities	Goldman Sachs International

November 18, 2013